Exhibit 10.1

EXECUTION COPY

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

between

FIVE OAKS ACQUISITION CORP.,

as Seller and Servicing Administrator,

and

J.P. MORGAN MORTGAGE ACQUISITION CORP.,

as Purchaser

Dated as of September 26, 2014

Fixed and Adjustable Rate Mortgage Loans

Table of Contents

Page

SECTION 1.	Definitions	1

Subsection 1.01	Definitions	1

SECTION 2.	Purchase and Conveyance	16
SECTION 3.	Mortgage Loan Schedule	17
SECTION 4.	Purchase Price	17
SECTION 5.	Examination of Mortgage Files	17
SECTION 6.	Delivery of Mortgage Loan Documents	17

Subsection 6.01	Possession of Mortgage Files	17
Subsection 6.02	Books and Records	18
Subsection 6.03	Delivery of Mortgage Loan Documents	18

SECTION 7.	Representations, Warranties and Covenants; Remedies for Breach	19

Subsection 7.01	Representations and Warranties Regarding Individual Mortgage Loans	19
Subsection 7.02	Seller and Servicing Administrator Representations	32
Subsection 7.03	Remedies for Breach of Representations and Warranties	35
Subsection 7.04	Early Payment Default	38
Subsection 7.05	Purchase Price Protection	38
Subsection 7.06	Covenants of Seller	38

SECTION 8.	Closing	39
SECTION 9.	Closing Documents	40
SECTION 10.	Costs	40
SECTION 11.	Subservicing of Mortgage Loans	41

Subsection 11.01	Subservicing	41
Subsection 11.02	Liquidation of Mortgage Loans	44
Subsection 11.03	Collection of Mortgage Loan Payments	44
Subsection 11.04	Establishment of Custodial Account Deposits in Custodial Account	45
Subsection 11.05	Withdrawals From the Custodial Account	46
Subsection 11.06	Establishment of Escrow Account; Deposits in Escrow Account	48
Subsection 11.07	Withdrawals From Escrow Account	48
Subsection 11.08	Payment of Taxes; Insurance and Other Charges; Collections Thereunder	49
Subsection 11.09	Transfer of Accounts	49
Subsection 11.10	Maintenance of Hazard Insurance	49
Subsection 11.11	[Reserved]	50
Subsection 11.12	Fidelity Bond; Errors and Omissions Insurance	50

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Subsection 11.13	Title, Management and Disposition of REO Property	51
Subsection 11.14	Servicing Compensation	52
Subsection 11.15	Distributions	52
Subsection 11.16	Statements to the Purchaser	53
Subsection 11.17	Advances by the Servicing Administrator	53
Subsection 11.18	Assumption Agreements	54
Subsection 11.19	Satisfaction of Mortgages and Release of Mortgage Files	54
Subsection 11.20	Servicing Administrator Shall Provide Access and Information as Reasonably Required	55
Subsection 11.21	Inspections	56
Subsection 11.22	Restoration of Mortgaged Property	56
Subsection 11.23	Appointment of Master Servicer	56
Subsection 11.24	[Reserved]	57
Subsection 11.25	Credit Reporting	57
Subsection 11.26	Deregistration of MERS Designated Mortgage Loans	57

SECTION 12.	The Servicing Administrator	57

Subsection 12.01	Indemnification; Third Party Claims	57
Subsection 12.02	Merger or Consolidation of the Servicing Administrator	58
Subsection 12.03	Limitation on Liability of the Servicing Administrator and Others	58
Subsection 12.04	Acquisition and Resignation	59

SECTION 13.	Default	59

Subsection 13.01	Events of Default	59
Subsection 13.02	Waiver of Default	61

SECTION 14.	Termination	61

Subsection 14.01	Termination	61
Subsection 14.02	Successors to the Servicing Administrator	62

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Subsection 33.01	Intent of the Parties; Reasonableness	71
Subsection 33.02	Additional Representations and Warranties of the Seller	72
Subsection 33.03	Information to Be Provided by the Seller	72
Subsection 33.04	Annual Statement as to Compliance	76
Subsection 33.05	[Reserved]	76
Subsection 33.06	Use of Subservicers and Subcontractors	76
Subsection 33.07	Indemnification; Remedies	77

EXHIBITS

EXHIBIT 1	FORM OF SELLER’S AND SERVICING ADMINISTRATOR’S OFFICER’S CERTIFICATE

EXHIBIT 2	MORTGAGE LOAN DOCUMENTS

EXHIBIT 3	CONTENTS OF EACH MORTGAGE FILE

EXHIBIT 4	MORTGAGE LOAN SCHEDULE FIELDS

EXHIBIT 5	FORM OF PURCHASE ADVICE

EXHIBIT 6	FORM OF OPINION OF COUNSEL

EXHIBIT 7	FORM OF CUSTODIAL ACCOUNT CERTIFICATION

EXHIBIT 8	FORM OF ESCROW ACCOUNT CERTIFICATION

EXHIBIT 9A	FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT
(SECURITIZATION)

EXHIBIT 9B	RESERVED

EXHIBIT 10	RESERVED

EXHIBIT 11	SERVICING CRITERIA

EXHIBIT 12	ANNUAL CERTIFICATION

EXHIBIT 13	STANDARD FILE LAYOUT

EXHIBIT 14	FORM 332

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EXHIBIT 15	DELINQUENCY REPORTING

EXHIBIT 16	RESERVED

EXHIBIT 17	PHH RECONSTITUTION AGREEMENT

EXHIBIT 18	SHELLPOINT SUBSERVICING AGREEMENT

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MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

THIS MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT (the “Agreement”), dated as of September 26, 2014, is hereby executed by and between J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as purchaser (the “Purchaser”) and Five Oaks Acquisition Corp., a Delaware corporation, in its capacity as seller (the “Seller”) and in its capacity as owner of the mortgage servicing rights (the “Servicing Administrator”).

WITNESSETH:

WHEREAS, the Seller desires to sell to the Purchaser, and, the Purchaser desires to purchase from the Seller, certain conventional, fixed and adjustable-rate, residential, first-lien mortgage loans (the “Mortgage Loans”) and certain fixed and adjustable rate first-lien Co-op Loans (the “Co-op Loans”), as described herein on a servicing-retained basis, and which shall be delivered as whole loans as provided herein;

WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first-lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule; and

WHEREAS, each of the Co-op Loans is secured by a pledge of shares of stock issued by a Cooperative and the assignment of the appurtenant proprietary lease, all relating to a specified dwelling unit in an apartment building owned by the Cooperative and located in the state indicated on the Mortgage Loan Schedule; and

WHEREAS, the Purchaser, the Seller, and the Servicing Administrator wish to prescribe the manner of the conveyance, master servicing, servicing and control of the Mortgage Loans.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Seller, and the Servicing Administrator agree as follows:

SECTION 1.  Definitions.

Subsection 1.01         Definitions.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Adjustment Date: As to each ARM Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Advance: Collectively, P&I Advances and Servicing Advances.

Agreement: This Mortgage Loan Purchase and Servicing Agreement including all exhibits, schedules, amendments and supplements hereto.

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ALTA: The American Land Title Association or any successor in interest thereto.

Applicable Law: All applicable federal, state or local statutes, laws, ordinances, rules and regulations and any other applicable requirements and guidance of any government or agency or instrumentality thereof, including, but not limited to, the Consumer Financial Protection Bureau, as such may be amended, modified or supplemented from time to time, and applicable judicial and administrative judgments, orders, stipulations, awards, writs, and injunctions.

Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by a Qualified Appraiser at the time of origination of the Mortgage Loan, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, that in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by a Qualified Appraiser.

Approved Tax Service Contract Provider: Any of the following providers: First American, Fidelity or a third party mutually agreed to by the Servicing Administrator and the Purchaser.

ARM Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement the Mortgage Interest Rate of which is adjusted from time to time in accordance with the terms of the related Mortgage Note.

Assignment of Mortgage: An individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser.

Business Day: Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the State of New York or any state in which the Master Servicer or a Subservicer are located are authorized or obligated by law or executive order to be closed.

Closing Date: October 1, 2014, or such other date agreed to by the parties to this Agreement.

Closing Documents: The documents required to be delivered on the Closing Date pursuant to Section 9.

Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Combined Loan-to-Value Ratio or CLTV: With respect to any Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance (or the full amount permissible under the line of credit in the event the subordinate lien is a home equity line of credit) of any related senior or subordinate lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

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Commission: The United States Securities and Exchange Commission.

Compensating Interest: An amount (to be paid by the Servicing Administrator out of its own funds) equal to the lesser of (i) the Prepayment Interest Shortfall Amount for the related Determination Date resulting solely from Principal Prepayments in full or in part for any Mortgage Loan during the related Principal Prepayment Period and (ii) one-half of aggregate Servicing Fee for such Remittance Date. The Servicing Administrator shall not have the right to reimbursement for any amounts remitted in respect of Compensating Interest. Such amounts remitted shall be deposited into the Custodial Account and distributed therewith on the related Remittance Date. The Servicing Administrator shall not be obligated to pay Compensating Interest with respect to Relief Act Interest Shortfalls.

Condemnation Proceeds: All awards, compensation and settlements in respect of a taking (whether permanent or temporary) of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Consumer Information: Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Seller.

Convertible Mortgage Loan: A Mortgage Loan that by its terms and subject to certain conditions allows the Mortgagor to convert the adjustable Mortgage Interest Rate thereon to a fixed Mortgage Interest Rate.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan that is secured by a first-lien on and a perfected security interest in Cooperative Shares and the related proprietary lease granting exclusive rights to occupy the related cooperative apartment in the building owned by the related Cooperative.

Co-op Stock: With respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.

Cooperative: The private, non profit cooperative apartment corporation which owns all of the real property that comprises the Project, including the land, separate dwelling units and all common areas.

Cooperative Unit: With respect to any Co-op Loan, a specific unit in a Project.

Cooperative Shares: With respect to any Co-op Loan, the shares of stock issued by a Cooperative and allocated to a Cooperative Unit and represented by a stock certificates.

Covered Home Loan: A Mortgage Loan categorized as “Covered” pursuant to Appendix E of the Standard & Poor’s Glossary.

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Credit Score: If two credit bureau scores are obtained, the Credit Score will be the lower score. If three credit bureau scores are obtained, the Credit Score will be the middle of the three. When there is more than one applicant, the lowest of the applicants’ Credit Scores will be used. There is only one (1) score for any Mortgage Loan regardless of the number of Mortgagors and/or applicants. In no event shall less than two credit bureau scores be obtained to determine the Credit Score.

Customary Servicing Procedures: With respect to any Mortgage Loan, those mortgage servicing practices (including collection practices and procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with (i) accepted mortgage servicing practices of prudent lending institutions, (ii) the Fannie Mae Guides, as amended from time to time and (iii) Applicable Law.

Custodial Account: As defined in Subsection 11.04.

Custodial Account Certification: A custodial account certification substantially in the form set forth on Exhibit 7 attached hereto.

Custodian: The custodian designated by the Purchaser from time to time.

Cut-off Date: The Cut-off Date specified in the Purchase Advice.

Cut-off Date Principal Balance: The aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

Delaware Trustee: The entity appointed as Delaware Trustee in connection with the Subsequent Transaction.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced with a Substitute Mortgage Loan in accordance with this Agreement.

Delinquent Mortgage Loan: As defined in Subsection 14.01.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to the Subsequent Transaction.

Determination Date: With respect to each Remittance Date, the 15th day (or, if such 15th day is not a Business Day, the following Business Day) of the month in which such Remittance Date occurs.

Due Date: With respect to each Remittance Date, the first day of the month in which such Remittance Date occurs, which is the day on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period beginning on the second day of the month preceding the month of the Remittance Date, and ending on the first day of the month of the Remittance Date.

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Eligible Account: An account which is either:

(1)         Maintained with a federal or state-chartered depository institution or trust company that complies with the definition of “Eligible Institution;” or

(2)         Maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity.

Eligible Institution: A federal or state chartered depository institution or trust company the short term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company) have the highest short term ratings of each NRSRO (except that, in the case of S&P, such entity need only have a long-term rating of at least “A+”) at the time any amounts are held on deposit therein, provided, however, that, within 30 days of a downgrade of such entity, the Servicing Administrator, shall, at its own cost, transfer all funds held in such account to another account having the highest short term ratings of each NRSRO at the time any amounts are held on deposit therein, provided further, that such institution, trust company or holding company, as applicable, shall not be required to have a short-term rating in KBRA’s highest category if KBRA does not currently have a rating assigned to such institution, trust company or holding company, as applicable. For the purposes of the foregoing definition, NRSRO means each of S&P, KBRA and DBRS, Inc.

Eligible Investments:  At any time, any one or more of the following obligations and certificates:

(i)	obligations of the United States or any agency thereof, provided that such obligations are backed by the full faith and credit of the United States and have a short-term credit rating of at least “A-1” or a long-term credit rating of at least “AA-” from S&P;

(ii)	general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating of each NRSRO;

(iii)	commercial or finance company paper which is then receiving the highest commercial or finance company paper rating of each NRSRO rating such paper;

(iv)	certificates of deposit, demand or time deposits, or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or long-term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long-term unsecured debt obligations of such holding company, but only if Moody’s Investors Service, Inc. is not the applicable NRSRO) are then rated one of the two highest long-term and the highest short-term ratings of each NRSRO;

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(v)	demand or time deposits or certificates of deposit issued by any bank or trust company or savings institution to the extent that such deposits are fully insured by the FDIC;

(vi)	guaranteed reinvestment agreements issued by any bank, insurance company or other corporation that has the highest short-term rating of each NRSRO at the time of the contractual commitment;

(vii)	repurchase obligations with respect to any security described in clauses (i) and (ii) above, in either case entered into with a depository institution or trust company (acting as principal) described in clause (iv) above;

(viii)	securities (other than stripped bonds, stripped coupons or instruments sold at a purchase price in excess of 115% of the face amount thereof) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof which, at the time of such investment, have one of the two highest ratings of each NRSRO (except if the NRSRO is Moody’s Investors Service, Inc., such rating shall be the highest commercial paper rating of Moody’s Investors Service, Inc. for any such series);

(ix)	interests in any money market fund which at the date of acquisition of the interests in such fund and throughout the time such interests are held in such fund has the highest applicable rating by each NRSRO rating such fund, including funds for which the Delaware Trustee, the Master Servicer, the Securities Administrator or any of its Affiliates is investment manager or adviser; and

(x)	such other investments having a specified stated maturity and bearing interest or sold at a discount that have been assigned the highest short-term rating by each NRSRO;

provided, that no such instrument shall be an Eligible Investment if (i) such instrument evidences the right to receive interest-only payments with respect to the obligations underlying such instrument or (ii) such instrument would require the Depositor to register as an investment company under the Investment Company Act of 1940, as amended.  For the purposes of the foregoing definition, NRSRO means each of S&P, KBRA and DBRS, Inc.

Escrow Account: As defined in Subsection 11.06.

Escrow Account Certification: An escrow account certification substantially in the form set forth on Exhibit 8 attached hereto.

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Escrow Payments: The amounts constituting ground rents, taxes, assessments, Primary Mortgage Insurance Policy premiums, fire and hazard insurance premiums, flood insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Mortgage Note or Mortgage.

Event of Default: Any one of the conditions or circumstances enumerated in Subsection 13.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: Fannie Mae or any successor thereto.

Fannie Mae Guides: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

Fannie Mae Transfer: As defined in Section 16 hereof.

FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

Fidelity Bond: The fidelity bond required to be obtained by the Servicing Administrator pursuant to Subsection 11.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

Freddie Mac Transfer: As defined in Section 16 hereof.

Gross Margin: With respect to each ARM Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index on each Adjustment Date in order to determine the related Mortgage Interest Rate for such Mortgage Loan.

High Cost Loan: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (b) a “high cost home,” “threshold,” “covered,” “high risk home”, or “predatory” or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), or (c) a Mortgage Loan categorized as a Covered Home Loan or a Mortgage Loan categorized as “High Cost Loan” pursuant to Appendix E of the Standard & Poor’s Glossary.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to each ARM Mortgage Loan, the index as provided in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

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Initial Purchaser: J.P. Morgan Mortgage Acquisition Corp.

Initial Rate Cap: As to each ARM Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date as provided in the related Mortgage Note.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan that requires payment of interest for a period of time specified on the related Mortgage Note. The interest-only period is followed by full amortization of the remaining balance for the remaining duration of the loan.

Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS® System as the interim funder pursuant to the MERS Procedures Manual.

Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS® System as the investor pursuant to the MERS Procedures Manual.

KBRA: Kroll Bond Rating Agency, Inc.

Lender Paid Primary Mortgage Insurance Fee or LPMI Fee: With respect to each Mortgage Loan which has an LPMI Policy, the portion of the Mortgage Interest Rate as set forth on the Mortgage Loan Schedule (which shall be payable solely from the interest portion of Monthly Payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds), which, during such period prior to the required cancellation of the LPMI Policy, shall be used to pay the premium due on the related LPMI Policy.

Lender Paid Primary Mortgage Insurance Policy or LPMI Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer pursuant to which the related premium is to be paid by the Servicing Administrator of the related Mortgage Loan from payments of interest made by the Mortgagor in an amount as is set forth in the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each ARM Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

Liquidation Proceeds: The proceeds received in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale or otherwise, other than amounts received following the acquisition of REO Property, Insurance Proceeds and Condemnation Proceeds.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan as of the date of origination, the ratio, expressed as a percentage, on such date of the outstanding principal balance of the Mortgage Loan, to the Appraised Value of the related Mortgaged Property.

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LPMI Rate: With respect to each Mortgage Loan covered by a LPMI Policy, the percentage of the Mortgage Interest Rate which shall be used to pay the premium due on the related LPMI Policy.

Master Servicer: Any master servicer appointed by the Purchaser in its sole discretion in accordance with Subsection 11.23 hereof.

MERS: MERSCORP, Inc., its successors and assigns.

MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS® System.

MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

MERS® System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

Monthly Payment: With respect to any Mortgage Loan, the scheduled payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date, which such payment may change on any Adjustment Date as provided in the related Mortgage Note and Mortgage.

Mortgage: (a) With respect to any Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument creating a first-lien on the Mortgaged Property securing the Mortgage Note, and (b) with respect to a Co-op Loan, the related Security Agreement.

Mortgage File: With respect to any Mortgage Loan, the items listed in Exhibit 3 hereto.

Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, including, but not limited to, the limitations on such interest rate imposed with respect to each ARM Mortgage Loan by the Initial Rate Cap, the Periodic Rate Cap and the Lifetime Rate Cap.

Mortgage Loan: An individual Mortgage Loan or Co-op Loan which is the subject of this Agreement, each Mortgage Loan sold, assigned and transferred pursuant to this Agreement and identified on the Mortgage Loan Schedule, including, without limitation, the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan.

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Mortgage Loan Documents: With respect to any Mortgage Loan or Co-op Loan, the documents listed in Exhibit 2 hereto.

Mortgage Loan Package: The Mortgage Loan or Mortgage Loans sold to the Purchaser by the Seller on the Closing Date.

Mortgage Loan Remittance Rate: With respect to any Mortgage Loan, the annual rate of interest payable to the Purchaser, which shall be equal to the related Mortgage Interest Rate minus the related Servicing Fee Rate and the related LPMI Rate, if applicable.

Mortgage Loan Schedule: For the Mortgage Loan Package, the schedule setting forth the information set forth on Exhibit 4 with respect to each Mortgage Loan.

The Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date, with respect to the Mortgage Loans in the aggregate:

(1)         the number of Mortgage Loans;

(2)         the related Cut-off Date Principal Balance;

(3)         the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4)         the weighted average months to maturity of the Mortgage Loans;

(5)         the weighted average Lifetime Rate Cap; and

(6)         the weighted average Gross Margin.

Mortgage Note: The original executed note evidencing the indebtedness of the Mortgagor under the related Mortgage Loan.

Mortgaged Property: (a) With respect to each Mortgage Loan which is not a Co-op Loan, the Mortgagor’s real property securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property improved by a Residential Dwelling and (b) with respect to each Co-op Loan, the related Cooperative Shares and related Co-op Lease.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgagor: The obligor on a Mortgage Note, who is an owner of the Mortgaged Property and the grantor or mortgagor named in the Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.

OCC: The Office of the Comptroller of the Currency.

Officer’s Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, a President or a Vice President of the Person on behalf of whom such certificate is being delivered.

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Opinion of Counsel: A written opinion of counsel, who may be an employee of the Seller or the Servicing Administrator, reasonably acceptable to the Purchaser.

P&I Advance: As defined in Subsection 11.17.

Periodic Rate Cap: As to each ARM Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date as provided in the related Mortgage Note.

Person: An individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

PHH: PHH Mortgage Corporation.

PHH Reconstitution Agreement The reconstitution agreement attached hereto as Exhibit 17.

Prepayment Interest Shortfall Amount: With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan during such Principal Prepayment Period, the amount of interest (at the related Mortgage Loan Remittance Rate) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding the Due Date, inclusive.

Prepayment Penalty: With respect to each Mortgage Loan, the prepayment penalty, charge, premium or fee, if any, payable upon the prepayment, in whole or in part, of such Mortgage Loan, as set forth in the related Mortgage Note.

Primary Mortgage Insurance Policy or PMI Policy: A policy of primary mortgage guaranty insurance or a replacement policy of primary mortgage guaranty insurance issued by a Qualified Insurer, the form and substance of which is in substantial conformance with primary mortgage insurance policies acceptable to Fannie Mae or Freddie Mac.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty thereon and that is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: With respect to any Remittance Date, the calendar month immediately preceding the month in which the related Remittance Date occurs.

Project: All real property owned by the Cooperative including the land, separate dwelling units and all common areas.

Purchase Advice: With respect to each Mortgage Loan, a letter entered into between the Seller and the Purchaser in the form of Exhibit 5 hereto that provides for the purchase of Mortgage Loan(s) pursuant to the terms of this Agreement and sets forth the Purchase Price Percentage and certain other terms and conditions of the sale and purchase of such Mortgage Loan.

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Purchase Price: The price paid on the Closing Date by the Purchaser to the Seller pursuant to this Agreement in exchange for the Mortgage Loans as set forth in Section 4 hereto.

Purchase Price Percentage: With respect to a Mortgage Loan, that certain purchase price percentage specified in the Purchase Advice for that Mortgage Loan.

Purchaser: The Person listed as such in the initial paragraph of this Agreement, together with its successors and assigns as permitted under the terms of this Agreement.

Qualified Appraiser: An appraiser of a Mortgaged Property duly appointed by the originator of the related Mortgage Loan, who (i) had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, (ii) received no non-compensation benefit from, and whose compensation or flow of business is not affected by, the approval or disapproval of the related Mortgage Loan, (iii) met the qualifications of Fannie Mae or Freddie Mac and satisfied the requirements of Title XI of FIRREA, and (iv) the selection of whom was made independently of the broker (where applicable) and the originator’s loan sales and loan production personnel.

Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines, or if not underwritten in conformance to the Designated Guidelines or guidelines that do not materially vary from such Designated Guidelines, had reasonable compensating factors; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller or had reasonable compensating factors and provided the Seller with satisfactory evidence of such compliance or such reasonable compensating factors.

Qualified Insurer: An insurer acceptable to Fannie Mae and Freddie Mac and which is rated A-/VIII or better in the current Best’s Key Rating Guide (“Best’s”).

Rating Agency: Any nationally recognized statistical rating organization.

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Reconstitution Agreement: As defined in Section 16 hereof.

Reconstitution Date: October 3, 2014, or such other date as determined by the parties in the Subsequent Transaction.

Record Date: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

Regulation AB: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1123, as such may be amended from time to time, including amendments contained in Release Nos. 33-9117 and 34-61858 upon effectiveness, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Regulation Z: As defined in Subsection 7.01(iiii).

Relief Act Interest Shortfalls: With respect to any Remittance Date and any Mortgage Loan as to which there has been a reduction in the amount of interest collectible thereon for the most recently ended calendar month as a result of the application of the Servicemembers Civil Relief Act, the amount, if any, by which (i) interest collectible on such Mortgage Loan for the most recently ended calendar month is less than (ii) interest accrued thereon for such month pursuant to the Mortgage Note.

Remittance Date: The 18th day of any month, beginning in October 2014 (or, if such 18th day is not a Business Day, the preceding Business Day).

REO Disposition: The final sale by the Servicing Administrator or the Purchaser of an REO Property.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Subsection 11.13.

REO Property: A Mortgaged Property acquired by the Servicing Administrator through foreclosure or deed in lieu of foreclosure, as described in Subsection 11.13.

Repurchase Price: With respect to any Mortgage Loan, an amount equal to (x) the greater of (A) the Scheduled Principal Balance of the Mortgage Loan subject to repurchase as of the date on which such repurchase takes place or (B) the related Purchase Price Percentage multiplied by the Scheduled Principal Balance of the Mortgage Loan subject to repurchase, plus (y) (i) accrued interest at the Mortgage Loan Remittance Rate from and including the Due Date through which interest was last paid by or on behalf of the Mortgagor through the last day of the month in which such repurchase occurs; (ii) any out-of-pocket costs and expenses incurred by Purchaser to effect the repurchase; and (v) any cost and/or damages incurred in connection with any violation of any predatory lending law.

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Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two-to-four family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a mobile or manufactured home.

Scheduled Principal Balance: As to each Mortgage Loan as to any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to the principal portion of any Monthly Payments due on or before such date, whether or not received, as well as any Principal Prepayments received before such date, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.

Securities Act: The federal Securities Act of 1933, as amended.

Securities Administrator: The entity appointed as Securities Administrator in connection with the Subsequent Transaction.

Security Agreement: With respect to a Co-op Loan, the agreement or mortgage creating a security interest in favor of the originator of the Co-op Loan in the related Co-op Stock.

Seller: Five Oaks Acquisition Corp., a Delaware corporation, in its capacity as seller, or the successor in interest to such entity or any successor to the Seller under this Agreement appointed as herein provided.

Servicing Administrator: Five Oaks Acquisition Corp., a Delaware corporation, in its capacity as servicing administrator or its successor in interest or any successor to the Servicing Administrator under this Agreement appointed as herein provided.

Servicing Administrator Information: As defined in Subsection 33.07.

Servicing Advances: All customary, reasonable and necessary out of pocket costs and expenses incurred in the performance by the Servicing Administrator of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, and (d) payments made by the Servicing Administrator with respect to a Mortgaged Property pursuant to Subsection 11.08.

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as set forth on Exhibit 11 hereto.

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Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Servicing Administrator, which shall, for each month, be equal to one-twelfth of the product of the Servicing Fee Rate and the Scheduled Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Subsection 11.05) of related Monthly Payments collected by the Servicing Administrator, or as otherwise provided under Subsection 11.05.

Servicing Fee Rate: With respect to a Mortgage Loan sold in a Mortgage Loan Package, the rate set forth on the Mortgage Loan Schedule or Purchase Advice.

Servicing File: With respect to each Mortgage Loan, the file retained by the Servicing Administrator consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Exhibit 2 hereto.

Servicing Officer: Any officer of the Servicing Administrator involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished to the Purchaser by the Servicing Administrator, as such list may be amended from time to time.

Shellpoint: New Penn Financial, LLC, d/b/a Shellpoint Mortgage Servicing.

Shellpoint Subservicing Agreement: The subservicing agreement attached hereto as Exhibit 18.

Standard & Poor’s: Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

Standard & Poor’s Glossary: The Standard & Poor’s LEVELS® Glossary, as may be in effect from time to time.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicing Administrator or a Subservicer.

Subsequent Transaction: The sale of all of the Mortgage Loans to J.P. Morgan Mortgage Trust 2014-OAK4 on the Reconstitution Date.

Subservicer: PHH, Shellpoint or any Person that services Mortgage Loans on behalf of the Servicing Administrator and is responsible for the performance (whether directly or through subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicing Administrator under this Agreement or the Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Subservicing Agreement: The PHH Reconstitution Agreement, the Shellpoint Subservicing Agreement or any other subservicing agreement between the Servicing Administrator and either PHH, Shellpoint or any other Subservicer relating to the servicing and administration of certain Mortgage Loans.

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Substitute Mortgage Loan: A mortgage loan substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, be approved by the Purchaser and (i) have a Scheduled Principal Balance, after deduction of the principal portion of the Monthly Payment due in the month of substitution, not in excess of, and not materially less than, the Scheduled Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Interest Rate not less than that of the Deleted Mortgage Loan; (iii) have a Loan-to-Value Ratio not higher than that of the Deleted Mortgage Loan; (iv) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (v) comply with each representation and warranty set forth in Subsection 7.01; (vi) be current in the payment of principal and interest; (vii) be secured by a Mortgaged Property of the same type and occupancy status as secured the Deleted Mortgage Loan; (viii) with respect to a Deleted Mortgage Loan which is an ARM Mortgage Loan, have the same Index as the Deleted Mortgage Loan; and (ix) have payment terms that do not vary in any material respect from those of the Deleted Mortgage Loan.

Tax Service Contract: A life of loan, transferable real estate tax service contract.

Termination Without Cause Fee: With respect to any Mortgage Loan, an amount equal to (a) if the related Mortgage Loan is less than sixty (60) days delinquent, a mutually agreeable market multiple times the Servicing Fee Rate, or (b) if the related Mortgage Loan is sixty (60) days or more delinquent, zero.

Texas Home Equity Loan: An extension of credit described in Section 50(a)(6), Article XVI of the Texas Constitution.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

Underwriting Guidelines: The underwriting guidelines applicable to the Mortgage Loans as of the origination date of such Mortgage Loans and identified on the Mortgage Loan Schedule with respect to each Mortgage Loan using an identifier that is unique for each distinct set of underwriting guidelines.

SECTION 2.  Purchase and Conveyance.

The Purchaser will purchase all Mortgage Loans approved for funding by the Purchaser under Purchaser’s mortgage loan purchase program and pursuant to the term of this Agreement and the Exhibits attached hereto. On or prior to the Closing Date, the Seller shall receive a Purchase Advice. Upon such receipt, the Seller shall sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the representations, warranties, terms and provisions of this Agreement, all the right, title and interest of the Seller in and to the related Mortgage Loans as being sold by it, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein.

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With respect to each Mortgage Loan purchased, the Purchaser shall own and be entitled to receive: (a) all scheduled principal due after the Cut-off Date, (b) all other payments and/or recoveries of principal collected on or after the Cut-off Date (provided, however, that all scheduled payments of principal due on or before the Cut-off Date whether or not collected as of the Cut-off Date shall belong to the Seller) and (c) all payments of interest on the Mortgage Loans net of the Servicing Fee (minus that portion of any such interest payment that is allocable to the period prior to the Cut-off Date) and the LPMI Fee, if applicable.

SECTION 3.  Mortgage Loan Schedule.

The Seller shall deliver the Mortgage Loan Schedule with respect to the Mortgage Loan Package to the Purchaser at least four (4) Business Days prior to the Closing Date.

SECTION 4.  Purchase Price.

The Purchase Price for a Mortgage Loan shall be the Purchase Price Percentage multiplied by the Cut-off Date Principal Balance of that Mortgage Loan, plus accrued interest at the Mortgage Loan Remittance Rate from the Cut-off Date through the day immediately prior to the Closing Date. Subject to the conditions set forth herein, the Purchaser shall pay the Purchase Price to the Seller on the Closing Date by wire transfer of immediately available funds to the account designated by the Seller.

SECTION 5.  Examination of Mortgage Files.

Prior to the Closing Date, Purchaser shall be entitled to perform a full due diligence review of the Mortgage Loans and review the Mortgage Loan Documents prior to the Closing Date, and the Seller shall, prior to the Closing Date, make the Mortgage Files available to the Purchaser for examination and the Purchaser shall have the right to conduct property inspections, and obtain appraisal recertifications, drive-by appraisals, or brokers price opinions. Unless otherwise agreed to in writing by the parties to this Agreement, Seller agrees to cooperate with and consent to and, if required, grant access and/or authorization to, Purchaser or its agent to perform diligence on the related Mortgagors, including, but not limited to, third-party fraud review, phone verification of employment through employer. Such review by the Purchaser or its designee shall not impair or diminish the rights of the Purchaser or any of its successors under this Agreement with respect to a breach of the representations and warranties contained in this Agreement. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s or any of its successors’ rights to demand repurchase or other relief or remedy provided for in this Agreement.

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SECTION 6.  Delivery of Mortgage Loan Documents.

Subsection 6.01         Possession of Mortgage Files.

The contents of each Mortgage File required to be retained by the Servicing Administrator to service the Mortgage Loans pursuant to this Agreement and thus not delivered to the Purchaser or its designee are and shall be held in trust by the Servicing Administrator for the benefit of the Purchaser as the owner thereof. The Servicing Administrator’s possession of any portion of each such Mortgage File is at the will of the Purchaser for the sole purpose of facilitating servicing of the Mortgage Loans pursuant to this Agreement, and such retention and possession by the Servicing Administrator shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage and the contents of each Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Servicing Administrator shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Servicing Administrator at the will of the Purchaser in such custodial capacity only. The Mortgage File retained by the Servicing Administrator with respect to each Mortgage Loan pursuant to this Agreement shall be appropriately identified in the Servicing Administrator’s computer system to reflect clearly the ownership of such related Mortgage Loan by the Purchaser. The Servicing Administrator shall release from its custody the contents of any Mortgage File retained by it only in accordance with this Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 7.03 of this Agreement or if required under Applicable Law or court order. The Servicing Administrator shall deliver to the Purchaser copies of any documents in a Mortgage File reasonably requested by the Purchaser within three (3) days of the date of such request.

Subsection 6.02         Books and Records.

All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Servicing Administrator after the Cut-off Date on or in connection with a Mortgage Loan as provided in Section 2 shall be vested in the Purchaser; provided, however, that all such funds received on or in connection with a Mortgage Loan shall be received and held by the Servicing Administrator in trust for the benefit of the Purchaser as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

As more fully set forth in Section 21, it is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by the Seller and not a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. Consequently, the sale of each Mortgage Loan shall be reflected as a purchase on the Purchaser’s business records, tax returns and financial statements, and as a sale of assets on the Seller’s business records, tax returns and financial statements.

Subsection 6.03         Delivery of Mortgage Loan Documents.

The Seller shall, at least seven (7) Business Days prior to the Closing Date (or such earlier date as the Purchaser may reasonably request), deliver and release to the Custodian, the Mortgage Loan Documents with respect to each Mortgage Loan. To the extent that any such Mortgage Loan Documents have been delivered for recording and have not yet been returned to the Seller by the applicable recording office, the Seller shall, promptly following receipt by it of such Mortgage Loan Documents from the applicable recording office, deliver such documents to the Purchaser or its designee; provided, however, that the original recorded document or a clerk-certified copy thereof shall be delivered to the Purchaser no later than two hundred and ten (210) days following the Closing Date, subject to the following paragraph.

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In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Purchaser or its designee within two hundred and ten (210) days following the Closing Date, and in the event that the Seller does not cure such failure within thirty (30) days after receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the Repurchase Price. The foregoing repurchase obligation shall not apply in the event the Seller cannot deliver such original or clerk-certified copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer’s certificate of a servicing officer of the Seller, confirming that such document has been accepted for recording and that the Seller shall immediately deliver such document upon receipt; and, provided further, that if the Seller cannot deliver such original or clerk-certified copy of any document submitted for recordation to the appropriate public recording office within the specified time for any reason within twelve (12) months after receipt of written notification of such failure from the Purchaser, the Seller shall immediately repurchase the related Mortgage Loan at the Repurchase Price.

To the extent received by it, the Servicing Administrator shall promptly forward or cause to be promptly forwarded to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement.

SECTION 7.  Representations, Warranties and Covenants; Remedies for Breach.

Subsection 7.01         Representations and Warranties Regarding Individual Mortgage Loans.

The Seller, with respect to Mortgage Loans sold by it, hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the Closing Date:

(a)          Appraisal. Each Mortgage Loan contains a written appraisal of the related Mortgaged Property, in a form acceptable to Fannie Mae or Freddie Mac and which complies with the requirements of FIRREA, and was made and signed, prior to the approval of the Mortgage Loan application, by a Qualified Appraiser. The selection of the Qualified Appraiser was made independently of the broker (where applicable) and the originator’s loan sales and loan production personnel. The appraisal (i) was written in form and substance to customary Fannie Mae or Freddie Mac standards for mortgage loans of the same type as the Mortgage Loans and Uniform Standards of Professional Appraisal Practice (USPAP) standards, (ii) was determined and written in accordance with current industry practices, and (iii) satisfies applicable legal and regulatory requirements. No appraisal or other property valuation referred to or used to determine any data listed on the Mortgage Loan Schedule was more than 120 days old at the time of the Mortgage Loan closing.

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(b)          Underwriting Methodology. The methodology used in underwriting the extension of credit for the Mortgage Loan includes objective mathematical principles that relate to the relationship between the Mortgagor’s income, assets, and liabilities and the proposed payment. The originator verified the Mortgagor’s income, employment, and assets and employed procedures designed to authenticate the documentation supporting such income, employment, and assets in accordance with its written Underwriting Guidelines and with respect to each Mortgage Loan whose document type on the Mortgage Loan Schedule indicates documented income, employment, and/or assets. Such verification includes the transcripts received from the Internal Revenue Service pursuant to a filing of IRS Form 4506-T. Where commercially reasonable, the originator utilized public and/or commercially available information in order to test the reasonableness of the income. With respect to each Mortgage Loan, other than a Mortgage Loan for which the Mortgagor documented his or her income by providing Form W-2 or tax returns, the originator employed a process designed to test the reasonableness of the income used to approve documented Mortgage Loans.

(c)          Origination Practices. The origination practices used by the Seller and the collection and servicing practices used by the Seller, as Servicing Administrator, with respect to each Mortgage Loan have been in all material respects legal, in compliance with all Applicable Laws, and customary in the mortgage origination and servicing industry and the collection and servicing practices used by the Seller, as Servicing Administrator, have been consistent with Customary Servicing Procedures and the applicable Mortgage Note. The Mortgagor has received all disclosure materials required by Applicable Law with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by Applicable Law if the Mortgage Loan is a Refinanced Mortgage Loan.

(d)          Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully occupied under Applicable Law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.

(e)          Occupancy Review. With respect to each Mortgage Loan, the Seller gave due consideration at the time of origination to factors, including but not limited to other real estate owned by the Mortgagor, commuting distance to work, and appraiser comments and notes, and any difference between the mailing address in the servicing system and the Mortgaged Property address, to evaluate whether the occupancy status of the Mortgaged Property as represented by the Mortgagor was reasonable.

(f)          Source of Loan Payments. No loan payment has been escrowed as part of the loan proceeds on behalf of the Mortgagor. No payments due and payable under the terms of the Mortgage Note and Mortgage or deed of trust, except for seller or builder concessions, have been paid by any person who was involved in, or benefited from, the sale or purchase of the Mortgaged Property or the origination, refinancing, sale, purchase or servicing of the Mortgage Loan other than the Mortgagor.

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(g)          Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule and the tape delivered by the Seller to the Purchaser is true, correct and complete in all material respects. The information on the Mortgage Loan Schedule and the information provided are consistent with the contents of the Seller’s records and the Mortgage File. Any seller or builder concession has been subtracted from the appraised value of the Mortgaged Property for purposes of determining the LTV and CLTV.

(h)          No Fraud. No fraud, material misrepresentation, material error, material omission or gross negligence has taken place in connection with the origination of the Mortgage Loan on the part of the Seller the Mortgagor, any broker or correspondent involved in the origination of the Mortgage Loan or any appraiser, escrow agent, closing attorney or title company involved in the origination of the Mortgage Loan; provided, however, that no material error or material omission shall be deemed to have taken place if the representation set forth in clause (i) below has not been breached.

(i)          Underwriting Guidelines. Each Mortgage Loan (i) was underwritten in accordance with the Underwriting Guidelines in effect at the time of origination without regard to any underwriter discretion or (ii)  has reasonable and documented compensating factors in the Mortgage File and is indicated in the Mortgage Loan Schedule as having such factors. No Credit Score listed on the Mortgage Loan Schedule was more than 120 days old at the time of the Mortgage Loan closing.

(j)          LTV, PMI Policy, LPMI Policy. No Mortgage Loan is subject to a PMI Policy or LPMI Policy.

(k)          Compliance with Applicable Laws. Any and all requirements of any Applicable Law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending laws, equal credit opportunity, fair housing and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of the Mortgage Loan including, without limitation, any provisions relating to Prepayment Penalties, have been complied with. Each Mortgage Loan, at the time it was made and, if subsequently modified, the effective date of the modification, complied with Applicable Law, including, but not limited to, all applicable predatory and abusive lending laws. The servicing of each Mortgage Loan prior to the Closing Date complied with all Applicable Law and Customary Servicing Procedures. At the time of origination, no Mortgage Loan was subject to any federal, state or local law or regulation and had characteristics which would result in a percentage listed under the Indicative Loss Severity Column; according to its criteria, Standard & Poor’s rates transactions that include the loan, as reflected in the then-current version of Standard & Poor’s Anti-Predatory Lending Law Update Table (included as Appendix E of the U.S. Residential Mortgage Input File Format, Glossary, And Appendices To The Glossary For LEVELS).

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(l)          Regarding the Mortgagor. Each Mortgagor is one or more natural persons and is, and was at the time the Mortgage Loan was originated, legally permitted to reside in the United States. No Mortgagor is, or was at the time the Mortgage Loan was originated, or has been since the time the Mortgage Loan was originated, a debtor in any state or federal bankruptcy or insolvency proceeding. No Mortgagor had a prior bankruptcy in the last ten years. No Mortgagor previously owned a property in the last ten years that was the subject of a foreclosure or which title to the real property was conveyed to the originator by a deed in lieu of foreclosure during the time the Mortgagor was the owner of record.

(m)          Downpayment. With respect to each Mortgage Loan whose purpose is listed on the Mortgage Loan Schedule as “purchase”, the Mortgagor paid at least the greater of (i) 3% and (ii) the lesser of (x) 100% minus the CLTV of such Mortgage Loan and (y) 5% of the Purchase Price with his/her own funds.

(n)          Ownership. The Seller is the sole owner and holder of the Mortgage Loans and the indebtedness evidenced by the Mortgage Note. The Mortgage Loans, including the Mortgage Note and the Mortgage, are not assigned or pledged by the Seller and the Seller has good and marketable title thereto, and the Seller has full right to transfer and sell the Mortgage Loans to the Purchaser free and clear of any encumbrance, participation interest, lien, equity, pledge, claim or security interest and has full right and authority subject to no interest or participation in, or agreement with any other party to sell or otherwise transfer the Mortgage Loans. Immediately following the sale of the Mortgage Loan to the Purchaser pursuant to this Agreement, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.

(o)          Valid First-Lien. Except with respect to each Co-op Loan, the Mortgage is a valid, existing, perfected and enforceable first-lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, liens and encumbrances having priority over the lien of the Mortgage, subject only to

(i) the lien of current real property taxes and assessments not yet due and payable;

(ii) any security agreement, chattel mortgage or equivalent document evidencing such Mortgage Loan;

(iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions in the area where the Mortgaged Property is located generally and specifically referred to in the lender’s title insurance policy or attorney’s title opinion delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(iv) other matters to which like properties are commonly subject which do not individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

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Except with respect to each Co-op Loan, any such security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first-lien and first priority security interest with respect to the related Mortgage Loan on the property described therein and the Seller has the full right to sell and assign the same to the Purchaser.

(p)          Mortgage File. With respect to each Mortgage Loan, the Seller is in possession of a complete Mortgage File except for the documents which have been delivered to the Purchaser or the Custodian or which have been submitted for recording and not yet returned. The Mortgage Note, the Mortgage, the Assignment of Mortgage and the other Mortgage Loan Documents hereto required to be delivered on or before the Closing Date have been delivered in compliance with the specific requirements of this Agreement.

(q)          No Satisfaction. The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such satisfaction, cancellation, subordination, rescission or release.

(r)          No Outstanding Charges. All taxes, ground rents, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable.

(s)          Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or to Seller’s knowledge, threatened for the total or partial condemnation of the Mortgaged Property and such property is in good repair and is undamaged by waste, water, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended. To Seller’s knowledge, each Mortgaged Property is in substantially the same condition it was at the time the most recent Appraised Value was obtained.

(t)          No Mechanics’ Liens. There are no mechanics’, materialmen’s or similar liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.

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(u)          Location of Improvements; No Encroachments. Except for Co-op Loans, the Mortgaged Property consists of a fee simple estate in real property. All improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit). To Seller’s knowledge, no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in Subsection 7.01(z) below. To Seller’s knowledge, all improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances. Neither the Seller nor the Servicing Administrator has received notice from the Mortgagor, any governmental authority, or any other person of any noncompliance with any use or occupancy law, ordinance, regulation, standard, license, or certificate with respect to the Mortgaged Property.

(v)         Delinquency. All payments required to be made prior to the Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made. No Mortgage Loan has been thirty (30) days or more delinquent since its origination date and no Mortgage Loan is thirty (30) days or more delinquent on the Closing Date. All delinquency figures are calculated and reported using the Mortgage Bankers’ Association methodology.

(w)          Validity of Mortgage Documents. The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.

(x)          Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor. There is no obligation for the Mortgagee to advance additional funds thereunder. Any and all requirements as to completion of any on site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid. The Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage.

(y)          Insurance Requirements. With respect to any insurance policy including, but not limited to, hazard, title, or mortgage insurance, covering a Mortgage Loan and/or the related Mortgaged Property, (A) neither the originator nor any prior holder has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement, or the validity and binding effect of either, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the originator, and (B) all provisions are being complied with and no action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any such policy, irrespective of the cause of such failure of coverage. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required insurance.

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(z)          Title Insurance. Except with respect to each Co-op Loan, the Mortgage Loan is covered by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance, acceptable to Fannie Mae or Freddie Mac, issued by a Qualified Insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (o)(i) and (ii) above) the Seller and its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to ARM Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate or Monthly Payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller and its successors and assigns are the sole insured of such mortgagee title insurance policy. The assignment to the Purchaser of the Seller’s interest in such mortgagee title insurance policy does not require any consent of or notification to the Qualified Insurer which has not been obtained or made. No claims have been made under such lender’s title insurance policy.

(aa)         Hazard Insurance. The Mortgaged Property and all buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer against loss by fire, hazards of extended coverage and such other hazards as are required in the Fannie Mae Guides as well as all additional requirements set forth herein, pursuant to an insurance policy conforming to the requirements of Customary Servicing Procedures and providing coverage in an amount equal to the lesser of (i) the full insurable value of the Mortgaged Property or (ii) the outstanding principal balance owing on the Mortgage Loan, but in no event less than the minimum amount necessary to fully compensate for any damage or loss on a replacement cost basis. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums thereon have been paid. If the Mortgaged Property is, or was at origination of the Mortgage Loan, in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect, which policy conforms to the requirements of Fannie Mae and was issued by a Qualified Insurer and provides coverage in the an amount equal to not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the full insurable value of the Mortgaged Property, and (iii) the maximum amount of insurance that was available under the National Flood Insurance Act of 1968, as amended. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor and may not be canceled, reduced or terminated without 30 days’ prior notice. If the Mortgaged Property is a condominium unit, it is included under coverage afforded by a blanket policy for the project.

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(bb)         No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither the Seller nor the Servicing Administrator has waived any default, breach, violation or event permitting acceleration. No foreclosure action is currently threatened or has been commenced with respect to any Mortgaged Property.

(cc)         No Defenses. No Mortgage Note or Mortgage are subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(dd)         Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on the Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of the Seller, Purchaser or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of the Seller, Purchaser or any servicer or any successor servicer to foreclose on the related Mortgage.

(ee)         Location and Type of Mortgaged Property. Each Mortgaged Property is located in the United States in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a one to four family dwelling, or an individual condominium unit, or an individual unit in a planned unit development; provided, however, that any condominium project or planned unit development generally conforms with the Underwriting Guidelines regarding such dwellings, and no residence or dwelling is a mobile home, manufactured dwelling or a mixed-use property. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.

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(ff)         Qualified Mortgage. Each Mortgage Loan is a “qualified mortgage” within Section 860G(a)(3) of the Code.

(gg)         Origination. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The Seller and all other parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (and, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable “doing business”, licensing, or other requirements of the laws of the state wherein the Mortgaged Property is located.

(hh)         Payment Terms. No Mortgage Loan has a shared appreciation or other contingent interest feature.

(ii)           Environmental Matters. There is no pending action or proceeding directly involving any Mortgaged Property of which the Seller or the Servicing Administrator is aware in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property. As of origination of each Mortgage Loan, the related Mortgaged Property was in compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos. Each Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property.

(jj)         Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(kk)        Original Terms Unmodified. Unless otherwise set forth in the Mortgage Loan Schedule, the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect.

(ll)         Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property or the Cooperative Shares are sold or transferred without the prior written consent of the Mortgagee thereunder.

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(mm)        Ground Leases. No Mortgaged Property is subject to any ground lease.

(nn)         Manufactured Home. No Mortgaged Property, in whole or part, is a manufactured home.

(oo)         Reserved.

(pp)         Higher Cost Products. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify, taking into account credit history and debt-to-income ratios, for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate thereof.

(qq)         Predatory Lending Regulations. None of the Mortgage Loans are classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” “covered,” “predatory,” or similarly designated loans under any applicable state, federal or local law. No Mortgage Loan has an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. § 226.32(a)(1)(i).

(rr)          No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in clause (o) above.

(ss)         Transfer of Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located (except with respect to each MERS Designated Mortgage Loan for which an assignment of mortgage to MERS has been duly and properly recorded). Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded.

(tt)         [Reserved].

(uu)        Adverse Selection. The Seller used no adverse selection procedures in selecting the Mortgage Loan from among the outstanding first-lien residential mortgage loans owned by it which were available for inclusion in the Mortgage Loans.

(vv)         [Reserved].

(ww)        Servicemembers’ Civil Relief Act. The Mortgagor has not notified the Seller or the Servicing Administrator, and neither the Seller nor the Servicing Administrator has knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act, or other similar state or local statutes.

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(xx)        No Construction Loans. No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgaged Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property.

(yy)       Escrow Payments. With respect to escrow deposits and payments that the Seller, as Servicing Administrator, is entitled to collect, all such payments are in the possession of, or under the control of the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by Applicable Law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

(zz)         Anti-Money Laundering Laws. With respect to each Mortgagor, the Servicing Administrator has monitored applicable sanction lists pursuant to, and in accordance with applicable anti-money laundering laws, including to determine whether any Mortgagor becomes listed as a “blocked person” for purposes of the OFAC Regulations. No Mortgagor is listed as a “blocked person” for purposes of the OFAC Regulations.

(aaa)        Interest Rate Adjustments. With respect to each ARM Mortgage Loan, all Mortgage Interest Rate adjustments have been made in material compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited.

(bbb)        [Reserved].

(ccc)         [Reserved].

(ddd)        [Reserved].

(eee)         [Reserved].

(fff)          Arbitration. With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(ggg)       Single Premium Credit Life Insurance. No Mortgagor was required by the originator of the related Mortgage Loan to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) as a condition of obtaining the extension of credit. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

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(hhh)       Second Lien Mortgage Loan. No Mortgage Loan is secured by a second lien on the related Mortgaged Property.

(iii)           Fannie Mae Selling Guide. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae’s Selling Guide.

(jjj)           [Reserved].

(kkk)        [Reserved].

(lll)           Tax Identification/Back Up Withholding. All tax identifications for individual Mortgagors have been certified as required by law. Seller has complied with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers and the taxpayer identification numbers provided to Purchaser as reflected on the system are correct. To the extent a Mortgage Loan is on back up withholding, Seller has substantiated both the initial reason for the back up withholding and the amount of such back up withholding and the reason for such back up withholding in the amount currently withheld still exists.

(mmm)     [Reserved].

(nnn)       [Reserved].

(ooo)       [Reserved].

(ppp)       [Reserved].

(qqq)       Co-op Loans. With respect to each Co-op Loan:

(i)          the related Mortgage is a valid, enforceable and subsisting first priority security interest on the related Cooperative Shares securing the related cooperative note, subject only to (a) liens of the Cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the Cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interest in the Cooperative Shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority over the Seller’s security interest in such Cooperative Shares;

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(ii)         a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan;

(iii)         the related cooperative that owns title to the related Cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

(iv)         (iv) there is no prohibition against pledging the shares of the Cooperative or assigning the Co-op Lease.

(rrr)         Texas Home Equity Loans. With respect to any Mortgage Loan which is a Texas Home Equity Loan, any and all requirements of Section 50, Article XVI of the Texas Constitution applicable to Texas Home Equity Loans which were in effect at the time of the origination of the Mortgage Loan have been complied with.

(sss)       Texas Refinance Mortgage Loans. If the Mortgage Loan relates to a Mortgaged Property located in Texas, it was not originated in connection with a cash out refinancing.

(ttt)         No Litigation. There is no litigation, proceeding, governmental investigation or class action lawsuit existing or pending or to the knowledge of Seller threatened relating to or arising out of the Mortgage Loan, nor does Seller know of any basis for any such litigation, proceeding, governmental investigation or class action lawsuit.

(uuu)	[Reserved].

(vvv)	[Reserved].

(www)	[Reserved].

(xxx)	[Reserved].

(yyy)	[Reserved].

(zzz)	[Reserved].

(aaaa)	[Reserved].

(bbbb)	[Reserved].

(cccc)	[Reserved].

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(dddd)	[Reserved].

(eeee)	[Reserved].

(ffff)	[Reserved].

(gggg)	[Reserved].

(hhhh)   Leasehold Interests. Except in the case of a Co-op Loan and the related Co-op Lease, no Mortgaged Property consists of a leasehold interest.

(iiii)         TILA Qualified Mortgage. Unless the Mortgage Loan is identified on the Mortgage Loan Schedule as “Non-QM” or “Higher Priced QM”, for any Mortgage Loan where an application for the Mortgage Loan was received on or after January 10, 2014, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of 12 C.F.R. Part 1026 (“Regulation Z”) without reference to Section 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is not a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) only includes a prepayment penalty permitted by Section 1026.43(g) of Regulation Z, (v) does not provide for a balloon payment and (vi) qualifies for the safe harbor set forth in Section 1026.43(e)(1)(i) of Regulation Z.

(jjjj)         TILA Higher Priced Qualified Mortgage.  If the Mortgage Loan is identified as “Higher Priced QM” on the Mortgage Loan Schedule, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of Regulation Z without reference to Section 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) does not provide for a balloon payment and (v) qualifies for the presumption of compliance set forth in Section 1026.43(e)(1)(ii) of Regulation Z.

(kkkk)     Ability to Repay.  For any Mortgage Loan where an application for the Mortgage Loan was taken on or after January 10, 2014, such Mortgage Loan complied with the “ability to repay” standards as set forth in Section 129C(a) of the federal Truth-in-Lending Act, 15 U.S.C. 1639c(a), and Section 1026.43(c) of Regulation Z.

Subsection 7.02         Seller and Servicing Administrator Representations.

The Seller and the Servicing Administrator hereby represent and warrant to the Purchaser that, as to itself as of the Closing Date and as of the Reconstitution Date:

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(a)         Due Organization and Authority. It is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Delaware and it and its Subservicers have all licenses necessary to carry on their respective businesses as now being conducted and are licensed, qualified and in good standing in the states where each related Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it, including, in the case of the Subservicers, all servicing licenses. The Subservicers are approved seller/servicers in good standing of conventional residential mortgage loans for Fannie Mae or Freddie Mac and are HUD-approved mortgagees under Section 203 of the National Housing Act and no event has occurred, including but not limited to, a change in insurance coverage, which would make any Subservicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac. It has corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by it and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the legal, valid, binding and enforceable obligation of it, subject to Applicable Law except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by it to make this Agreement valid and binding upon it in accordance with the terms of this Agreement.

(b)         No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over it or, if required, such consent, approval, authorization or order has been or will, prior to the Closing Date (or the Reconstitution Date), be obtained.

(c)         No Conflicts. The consummation of the transactions contemplated by this Agreement are in its ordinary course of business and will not result in the breach of any term or provision of its charter or by-laws or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which it or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject.

(d)         Ordinary Course of Business. Its transfer, assignment and conveyance of the Mortgage Notes and the Mortgages pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(e)         Litigation; Compliance with Laws. As of the Closing Date, there is no litigation, proceeding or governmental investigation existing or pending or to its knowledge threatened, or any order, injunction, decree or settlement agreement outstanding against or relating to it or the Mortgage Loans, which may have a material adverse effect upon the business, operations, assets or financial condition of it or which may draw into question the validity of this Agreement or which may impair the ability of it to perform its obligations under this Agreement. As of the Closing Date, it has not violated any Applicable Law, regulation, ordinance, order, injunction, decree or settlement agreement, or any other requirement of any governmental body or court, which may materially affect any of the Mortgage Loans or the related Mortgaged Properties. The servicing of each Mortgage Loan complies with Applicable Law, Customary Servicing Procedures and this Agreement.

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(f)         Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. It is solvent and the sale of the Mortgage Loans will not cause it to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of its creditors.

(g)         Servicing Fee. It acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicing Administrator, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

(h)         Sale Treatment. It has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.

(i)          No Brokers’ Fees. Other than Oak Circle Capital Partners, LLC, it has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loan, and no amounts due and payable to Oak Circle Capital Partners, LLC in connection with any sale of the Mortgage Loans will become payable by the Purchaser or any of its assignees.

(j)         Fair Consideration. The consideration received by it upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

(k)         [Reserved].

(l)          MERS. The Servicing Administrator is a member of MERS in good standing, and will comply with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

(m)        [Reserved].

(n)         Compliance with Insurance Contracts. The Servicing Administrator has complied with all material obligations under all applicable insurance contracts, including hazard, flood and Primary Mortgage Insurance Policies. The Servicing Administrator has not taken any action or failed to take any action that might cause the cancellation of or otherwise affect any of the insurance contracts.

(o)         [Reserved].

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(p)         Related Escrow Account Maintenance. All related Escrow Accounts are being maintained in accordance with applicable law, and the terms of the Mortgages related thereto. Except as to payments which are past due under the Mortgage Notes, all escrow balances required by the Mortgages and paid to it for the account of the Mortgagors and the Seller are on deposit in the appropriate Escrow Accounts. All funds received by it in connection with the Mortgage Loans, including, without limitation, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and principal reductions, have promptly been deposited in the appropriate account, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement or repairs to the Mortgaged Property or as otherwise required by applicable law. There are no pledged accounts in lieu of escrow deposits.

(q)         Insolvency. It has not (i) admitted in writing its inability to pay its debts generally as they become due, (ii) filed a petition to take advantage of any applicable insolvency or reorganization statute, (iii) made an assignment for the benefit of its creditors or (iv) voluntarily suspended payment of any of its obligations. There has been no change in the business, operations, financial condition, properties or assets of Seller since the date of Seller’s financial statements provided to the Purchaser as of the Closing Date that would have a material adverse effect on its ability to perform its obligations under this Agreement.

(r)         Audits. It has not, as of the Closing Date, been the subject of allegations of material failure to comply with applicable loan origination, servicing or claims procedures, in its most recent audits (if any) nor have any such audits resulted in a request for repurchase of Mortgage Loans or indemnification in connection with the Mortgage Loans, other than as has been disclosed to Purchaser. Such disclosure shall not affect any rights or remedies which Purchaser may have against it as a result of a repurchase demand or any indemnity or other remedy of Purchaser hereunder.

(s)         Errors and Omissions Policy. The Servicing Administrator has in full force and effect an adequate errors and omissions policy or policies with respect to its servicing operations and a standard mortgage banker’s blanket bond.

Subsection 7.03         Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Subsections 7.01 and 7.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan) or the examination or lack of examination of any Mortgage File. Upon discovery by the Seller, the Servicing Administrator or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the interest of the Purchaser in or the value of the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the others.

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With respect to those representations and warranties which are made to the Seller’s knowledge, if it is discovered by the Seller or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest of the Purchaser (or which materially and adversely affects the value of a Mortgage Loan or the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

Within sixty (60) days of the earlier of either discovery by or notice to either the Seller or the Servicing Administrator of any breach of a representation or warranty which materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans or the interest of the Purchaser therein, the Seller or the Servicing Administrator, as the case may be, shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall repurchase such Mortgage Loan or Mortgage Loans at the Repurchase Price. However, the Seller may, at its option, with the Purchaser’s prior approval, such approval not to be withheld unreasonably, and assuming that the Seller has a Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Substitute Mortgage Loan or Loans; provided, however, that any such substitution shall be effected within two (2) years of the Closing Date. Notwithstanding the above sentence, within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clauses (k) (“Compliance with Applicable Laws”), (pp) (“Higher Cost Products”), (qq) (“Predatory Lending Regulations”), (eee) (“Credit Reporting”), (fff) (“Arbitration”), (ggg) (“Single Premium Credit Life Insurance”), (iiii) (“TILA Qualified Mortgage”), (jjjj) (“TILA Higher Priced Qualified Mortgage”) and (kkkk) (“Ability to Repay”) of Subsection 7.01, the Seller shall repurchase such Mortgage Loan at the Repurchase Price; provided that if the Seller, at its option, has a Substitute Mortgage Loan or Loans, with Purchaser’s prior approval, such approval not to be withheld unreasonably, rather than repurchase such affected Mortgage Loan or Loans, remove such Mortgage Loan or Loans and substitute in its place a Substitute Mortgage Loan or Loan.

If the Seller has no Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan pursuant to the foregoing provisions of this Subsection 7.03 shall occur on a date reasonably mutually agreed to by the Purchaser and the Seller and shall be accomplished by the Seller remitting by wire transfer to the Purchaser the amount of the Repurchase Price. Notwithstanding any provision of this Agreement, the Purchaser’s assignment or sale of any Mortgage Loan to a third party shall not extinguish the Purchaser’s right to seek recourse pursuant to this Subsection 7.03.

At the time of repurchase of any deficient Mortgage Loan (or removal of any Deleted Mortgage Loan), the Purchaser and the Seller shall arrange for the assignment of the repurchased Mortgage Loan (or Deleted Mortgage Loan) to the Seller or its designee and the delivery to the Seller of any documents held by the Purchaser or any custodian relating to the repurchased Mortgage Loan in the manner required by this Agreement with respect to the purchase and sale of such Mortgage Loan on the Closing Date. In the event a deficient Mortgage Loan is repurchased, the Seller shall, simultaneously with its remittance to the Purchaser of such Repurchase Price, give written notice to the Purchaser that such repurchase has taken place. Upon such repurchase, the Mortgage Loan Schedule shall simultaneously be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

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As to any Deleted Mortgage Loan for which the Seller substitutes one or more Substitute Mortgage Loans, the Seller shall effect such substitution by delivering to the Purchaser for each Substitute Mortgage Loan the Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan) and such other documents and agreements as are required by Subsection 6.03. The Seller shall remit to the Servicing Administrator for remittance to the Custodial Account the Monthly Payment due on each Substitute Mortgage Loan in the month following the date of such substitution. Monthly Payments due with respect to Substitute Mortgage Loans in the month of substitution will be retained by the Seller. For the month of substitution, distributions to the Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by it in respect of such Deleted Mortgage Loan. The Seller shall give written notice to the Purchaser that such substitution has taken place and shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Substitute Mortgage Loan. Upon such substitution, each Substitute Mortgage Loan shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Substitute Mortgage Loan, as of the date of substitution, the covenants, representations and warranties set forth in Subsections 7.01 and 7.02.

Purchaser shall return or cause to be promptly returned to Seller all Deleted Mortgage Loan Documents with respect to all such Deleted Mortgage Loans for which the Seller substitutes a Substitute Mortgage Loan.

For any month in which the Seller substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Seller will determine the amount (if any) by which the aggregate principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate Scheduled Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall, plus an amount equal to the aggregate of any P&I Advances made with respect to such Deleted Mortgage Loans, shall be remitted to the Servicing Administrator by the Seller for distribution by the Servicing Administrator to the Purchaser in the month of substitution.

In addition to such cure, repurchase and substitution obligations, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, legal fees (including, without limitation, reasonable legal fees incurred in connection with the enforcement of the Seller’s indemnification obligation under this Subsection 7.03) and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion arising from or relating to, a breach or asserted breach of the Seller’s representations and warranties contained in this Agreement. In addition to the obligations set forth herein, the Purchaser may pursue any and all remedies available to it at law or equity. This indemnification provision expressly includes both third party claims and claims between the parties. It is understood and agreed that the obligations of the Seller set forth in this Section 7.03 to substitute a Mortgage Loan, cure or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 7.03 constitute the sole remedies of the Purchaser respecting a breach of the representations and warranties set forth in Sections 7.01 and 7.02.

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Any cause of action against the Seller or the Servicing Administrator, as applicable, relating to or arising out of the breach of any representations and warranties made in Subsection 7.01 or 7.02 shall accrue upon the latest to occur of (i) discovery of such breach by the Purchaser or notice thereof by the Seller or the Servicing Administrator to Purchaser, (ii) failure by the Seller or the Servicing Administrator, as applicable, to cure such breach, repurchase such Mortgage Loan as specified above, substitute a Substitute Mortgage Loan for such Mortgage Loan as specified above and/or indemnify the Purchaser, and (iii) demand upon the Seller or the Servicing Administrator, as applicable, by the Purchaser for compliance with the terms of this Agreement.

Subsection 7.04         Early Payment Default.

With respect to any Mortgage Loan, if the related Mortgagor fails to make any of the first, second or third Monthly Payments due to the Purchaser after the Closing Date on or prior to the last day of the calendar month in which such Monthly Payment is due, the Seller shall, within thirty (30) days thereof, repurchase such Mortgage Loan from the Purchaser at the related Repurchase Price.

Notwithstanding any provision of this Agreement, the Purchaser’s assignment or sale of any Mortgage Loan to a third party shall not extinguish the Purchaser’s right to seek recourse pursuant to this Subsection 7.04.

Subsection 7.05         Purchase Price Protection.

With respect to any Mortgage Loan that is prepaid in full during the three (3) month period from and after the Closing Date, or such other period of time as set forth in the Purchase Advice, the Seller shall reimburse the Purchaser, within five (5) Business Days thereof, the amount (if any) by which the Purchase Price paid by the Purchaser to the Seller exceeded 100% of the Scheduled Principal Balance of the Mortgage Loan as of the Cut-off Date. Upon any assignment or sale of a Mortgage Loan and/or this Agreement, the Purchaser may at its option retain its rights under this Subsection 7.05 notwithstanding such assignment or sale.

In the event that any such Mortgage Loan prepays in full during the period between the Cut-off Date and the Closing Date, the Seller shall either (i) consent to a readjustment of the Purchase Price, or (ii) pay the Purchaser, within five (5) Business Days thereof, the difference between the Purchase Price (as adjusted) for such Mortgage Loan and the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date.

Subsection 7.06         Covenants of Seller.

(a)           Reporting. The Seller hereby covenants and agrees with Purchaser to deliver to Purchaser or its designee:

(1)	Within one hundred twenty (120) days after the end of each fiscal year of Seller, consolidated balance sheets of Seller and its consolidated subsidiaries and the related consolidated statements of income showing the financial condition of Seller and its consolidated subsidiaries as of the close of such fiscal year and the results of operations during such year, and a consolidated statement of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year, all the foregoing consolidated financial statements to be reported on by, and to carry the report (in form and substance consistent with GAAP) of an independent public accountant of national standing acceptable to Purchaser;

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(2)	[Reserved];

(3)	[Reserved];

(4)	[Reserved];

(5)	[Reserved];

(6)	[Reserved];

(7)	Upon Purchaser’s request, copies or other evidence of the Servicing Administrator’s or Subservicer’s, as applicable, fidelity bond insurance and error and omissions insurance policies; and

(8)	Upon Purchaser’s request, a working organization chart and contact names and information on individuals performing relevant servicing functions hereunder, and any updates thereto.

(b)          Further Assurances. Seller shall, upon request of Purchaser, provide, or cause to be provided, information and documentation relevant to the Subservicer’s servicing facilities, experience, size and composition and delinquency information of servicing portfolio, general servicing processes and procedures (including handling delinquencies, losses, charge-offs, loss mitigation and foreclosure and work-out), information about relevant material pending servicing litigation or enforcement activities involving the Subservicer. Seller shall, upon request of Purchaser, as soon as practicable deliver (or cause to be delivered) to Purchaser a copy of such records or information requested by Purchaser that are related to a Mortgage Loan to the extent that such records or information is not in the Purchaser’s or any of its agent’s possession.

SECTION 8.          Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. The closing shall be by telephone, confirmed by letter or wire as the parties shall agree. The closing shall be subject to each of the following conditions:

(a)           all of the representations and warranties of the Seller and the Servicing Administrator in this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement;

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(b)         the Purchaser’s attorneys shall have received in escrow all Closing Documents as specified in Section 9, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories as required pursuant to the terms hereof; and

(c)         all other terms and conditions of this Agreement required to be complied with or performed shall have been complied with or performed.

SECTION 9.         Closing Documents.

On the Closing Date, the Seller shall deliver to the Purchaser in escrow fully-executed counterparts of:

(a)         this Agreement, including all Exhibits;

(b)         a Custodial Account Certification;

(c)         an Escrow Account Certification;

(d)         an Officer’s Certificate, in the form of Exhibit 1 hereto, for the Seller including all attachments thereto; and

(e)         an Opinion of Counsel for the Seller substantially in the form attached hereto as Exhibit 6.

The Closing Documents to be delivered by the Seller on the Closing Date shall consist of fully-executed counterparts of the following documents:

(a)         a Purchase Advice;

(b)         the Mortgage Loan Schedule; and

(c)         a security release certification executed by any other person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to a security interest, pledge or hypothecation for the benefit of such person and, if applicable, a certificate of the Seller and an opinion of counsel of the Seller stating that the Mortgage Loans are not subject to any security interest, claim, pledge hypothecation or lien.

SECTION 10.       Costs.

The Seller shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys. The Seller shall pay the cost of delivering the Mortgage Files to the Purchaser or its designee, the cost of delivering the Mortgage Loan Documents to the Purchaser or its designee, the cost of recording the Assignments of Mortgage, any custodial fees incurred in connection with the release of any Mortgage Loan Documents as may be required by its servicing activities hereunder, the cost of preparing and mailing goodbye letters, the cost of de-registering or transferring any MERS Designated Mortgage Loan and any other costs incurred by the Servicing Administrator in connection with Section 11 hereof. All other costs and expenses incurred in connection with the sale of the Mortgage Loans by the Seller to the Purchaser, including without limitation the Purchaser’s attorneys’ fees, shall be paid by the Purchaser. The Purchaser shall also be responsible for the initial and on-going fees of the Custodian.

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SECTION 11.       Subservicing of Mortgage Loans.

Subsection 11.01         Subservicing.

(a)         Notwithstanding anything to the contrary contained in this Agreement, if the Mortgage Loans are subserviced in accordance with the PHH Reconstitution Agreement and/or the Shellpoint Subservicing Agreement, by PHH and Shellpoint, respectively, the parties hereto agree that the Servicing Administrator shall be deemed to have complied with the provisions of Subsections 11.01 through 11.13, 11.15 through 11.19, 11.21, 11.22, 11.25 and 11.26, except to the extent such provisions relate to P&I Advances, Servicing Advances or Compensating Interest. For the avoidance of doubt, to the extent any Mortgage Loan is no longer subserviced by either the PHH Reconstitution Agreement or the Shellpoint Subservicing Agreement, the provisions of this paragraph shall no longer apply in connection with such Mortgage Loans unless otherwise agreed to by the securitization trust of the Subsequent Transaction and the Servicing Administrator. In addition, notwithstanding anything to the contrary contained herein, for purposes of such Subsections, all references to the Servicing Administrator shall be deemed to be references to the Servicing Administrator or to the Servicing Administrator acting through one or more of its Subservicers, as applicable.

The Servicing Administrator, as an independent contractor, shall service and administer the Mortgage Loans in accordance with this Agreement and Customary Servicing Procedures and the terms of the Mortgage Notes and Mortgages, and shall have full power and authority, acting alone or through Subservicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Servicing Administrator may deem necessary or desirable and consistent with the terms of this Agreement. The Servicing Administrator may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder. Notwithstanding anything to the contrary, the Servicing Administrator may delegate any of its duties under this Agreement to one or more of its affiliates without regard to any of the requirements of this section; provided, however, that the Servicing Administrator shall not be released from any of its responsibilities hereunder by virtue of such delegation. The Mortgage Loans may be subserviced by one or more unaffiliated Subservicers on behalf of the Servicing Administrator in accordance with the servicing provisions of this Agreement, provided that each Subservicer is a Fannie Mae approved seller/servicer or a Freddie Mac approved seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, that would make it unable to comply with the eligibility for seller/servicers imposed by Fannie Mae or Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Servicing Administrator shall pay all fees and expenses of the Subservicer from its own funds (provided that any such expenditures that would constitute Servicing Advances if made by the Servicing Administrator hereunder shall be reimbursable to the Servicing Administrator as Servicing Advances), and the Subservicer’s fee shall not exceed the Servicing Fee. The Servicing Administrator shall provide prompt notice to the Purchaser and the Master Servicer of the Servicing Administrator’s engagement of any Subservicer.

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(b)         At the cost and expense of the Servicing Administrator, without any right of reimbursement from the Custodial Account, the Servicing Administrator shall be entitled to terminate the rights and responsibilities of a Subservicer and arrange for any servicing responsibilities to be performed by a successor Subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicing Administrator, at the Servicing Administrator’s option, from electing to service the related Mortgage Loans itself. If the Servicing Administrator’s responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser or its designee, the Servicing Administrator shall at its own cost and expense terminate the rights and responsibilities of the Subservicer as soon as is reasonably possible. The Servicing Administrator shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Servicing Administrator’s own funds without reimbursement from the Purchaser.

(c)         The Servicing Administrator shall be entitled to enter into an agreement with the Subservicer for indemnification of the Servicing Administrator by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(d)         Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Servicing Administrator alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer’s fees and expenses. For purposes of distributions and advances by the Servicing Administrator pursuant to this Agreement, the Servicing Administrator shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

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(e)         Consistent with the terms of this Agreement, the Servicing Administrator may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicing Administrator’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser; provided, however, that (unless the Mortgagor is in default with respect to the Mortgage Loan, or such default is, in the judgment of the Servicing Administrator, reasonably foreseeable, and the Servicing Administrator has the consent of the Purchaser or its designee) the Servicing Administrator shall not enter into any payment plan or agreement to modify payments with a Mortgagor lasting more than six (6) months or permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, the Lifetime Rate Cap, the Initial Rate Cap, the Periodic Rate Cap or the Gross Margin, defer or forgive the payment of any principal or interest, change the outstanding principal amount (except for actual payments of principal), make any future advances or extend the final maturity date, as the case may be, with respect to such Mortgage Loan or subordinate the priority of the lien of the Mortgage Loan; provided, further, that if the Mortgage Loan is held by a REMIC, unless such Mortgage Loan is in default or default with respect thereto is reasonably foreseeable, the Servicing Administrator shall not permit any modification of such Mortgage Loan that would constitute a significant modification within the meaning of the REMIC provisions of the Code. Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence required to be made under HAMP, the Servicemembers Civil Relief Act or any other government program, the Servicing Administrator shall not require the consent of the Purchaser to grant such modification, but shall notify the Purchaser of such modification in writing.

(f)         The Seller shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution; provided, however, that the Seller shall provide the Custodian with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

(g)         The Servicing Administrator shall notify the Purchaser or its designee of its intention to institute any foreclosure proceeding no less than ten (10) days prior to initiating such proceeding. Prior to accepting a deed-in-lieu of foreclosure or a partial release of any of the Mortgaged Property subject to the lien of the Mortgage Property, the Servicing Administrator shall email Purchaser or its designee at an email address provided by the Purchaser and obtain the Purchaser’s or its designee’s written consent to such Servicing Administrator’s acceptance. In connection with any foreclosure sale, the Servicing Administrator shall consult with the Purchaser or its designee with regard to a bid price for the related Mortgaged Property and shall set such bid price in accordance with the Purchaser’s or its designee’s instructions. The Servicing Administrator shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with Applicable Law and shall provide to the Mortgagors any reports required to be provided to them thereby; provided that the Servicing Administrator shall obtain the prior written consent of the Purchaser or its designee prior to making any Servicing Advance of $5,000 or more. The Purchaser or its designee shall furnish to the Servicing Administrator any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicing Administrator to carry out its servicing and administrative duties under this Agreement.

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(h)         Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed-in-lieu of foreclosure, if the Servicing Administrator has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser or its designee otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser’s expense. Upon completion of the inspection, the Servicing Administrator shall promptly provide the Purchaser or its designee with a written report of the environmental inspection. After reviewing the inspection, the Purchaser or its designee shall determine how the Servicing Administrator shall proceed with respect to the Mortgaged Property.

Subsection 11.02         Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicing Administrator shall take such action as it shall deem to be in the best interest of the Purchaser. In the event that any payment due under any Mortgage Loan remains delinquent for a period of one hundred twenty (120) days or more, the Servicing Administrator shall, with the consent of the Purchaser or its designee, commence foreclosure proceedings in accordance with Customary Servicing Procedures and the guidelines set forth by Fannie Mae or Freddie Mac. In such connection, the Servicing Administrator shall from its own funds make all necessary and proper Servicing Advances; provided that the Servicing Administrator shall obtain the prior written consent of the Purchaser or its designee prior to making any Servicing Advance of $5,000 or more, except for any Servicing Advance for the payment of real estate property taxes or insurance payments in the normal course and in compliance with Customary Servicing Procedures. If the portion of any Liquidation Proceeds allocable as a recovery of interest on any Mortgage Loan is less than the full amount of accrued and unpaid interest on such Mortgage Loan as of the date such proceeds are received, then the applicable Servicing Fees with respect to such Mortgage Loan shall be paid first and any amounts remaining thereafter shall be distributed to the Purchaser.

Upon final liquidation of a defaulted Mortgage Loan, subject to Subsections 11.04 and 11.05 below, the Servicing Administrator must provide documentation to the Purchaser in the form of Exhibit 14 hereto. Any discrepancies with regards to the validity of the Advance recoveries must be resolved in good faith between the Purchaser and the Servicing Administrator within a period not to exceed 30 days from the Remittance Date following the liquidation of such Mortgage Loan. As further set forth in Subsections 11.04 and 11.05, the Servicing Administrator shall fully reimburse itself from the Custodial Account for Advances related to Liquidation Proceeds from previous Remittance Dates, on the Remittance Date after such Advances are approved by the Purchaser; provided, however, the Servicing Administrator must provide documentation in the form of Exhibit 14 hereto to the Purchaser seeking approval within ninety (90) days of final liquidation of a Mortgage Loan. The Purchaser shall provide such approval or denial to the Servicing Administrator no later than thirty (30) days after receipt of such claim and all supporting documentation.

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Subsection 11.03         Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicing Administrator will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. Further, the Servicing Administrator shall in accordance with Customary Servicing Procedures ascertain and estimate taxes, assessments, fire and hazard insurance premiums, premiums for Primary Mortgage Insurance Policies, and all other charges that, as provided in any Mortgage, will become due and payable to the extent that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Subsection 11.04         Establishment of Custodial Account Deposits in Custodial Account.

The Servicing Administrator shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the “Custodial Account”), titled “[Name of Subservicer], in trust for J.P. Morgan Mortgage Acquisition Corp., as Purchaser of Mortgage Loans”. Such Custodial Account shall be an Eligible Account. The creation of the Custodial Account shall be evidenced by a certificate delivered to the Purchaser by the Servicing Administrator (the “Custodial Account Certification”) in the form of Exhibit 7.

The Servicing Administrator shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date), within two (2) Business Days of receipt of such payments and collections:

(a)         all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(b)         all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(c)         all Liquidation Proceeds;

(d)         all proceeds received by the Servicing Administrator under any title insurance policy, hazard insurance policy, Primary Mortgage Insurance Policy or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures;

(e)         all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

(f)         any amount required to be deposited in the Custodial Account pursuant to Subsections 11.15, 11.17 and 11.19;

(g)         any amount required to be deposited by the Servicing Administrator in connection with any REO Property pursuant to Subsection 11.13;

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(h)         all amounts required to be deposited by the Servicing Administrator in connection with shortfalls in principal amount of Substitute Mortgage Loans pursuant to Subsection 7.03;

(i)          any Compensating Interest; and

(j)          amounts required to be deposited by the Servicing Administrator in connection with the deductible clause of any hazard insurance policy.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and other ancillary fees need not be deposited by the Servicing Administrator in the Custodial Account and such payments may be retained by the Servicing Administrator.

The Servicing Administrator may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Servicing Administrator for the benefit of the Purchaser, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (A) any investment in the institution with which the Custodial Account is maintained may mature on such Remittance Date and (B) any other investment may mature on such Remittance Date if the Servicing Administrator shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Purchaser or its designee) and shall not be sold or disposed of prior to maturity. Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Servicing Administrator and shall be subject to withdrawal by the Servicing Administrator. Prior to the related Remittance Date, the amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Servicing Administrator out of its own funds immediately as realized.

Subsection 11.05         Withdrawals From the Custodial Account.

The Servicing Administrator shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(a)         to make payments to the Purchaser or its designee in the amounts and in the manner provided for in Subsection 11.15;

(b)         to reimburse itself for P&I Advances, the Servicing Administrator’s right to reimburse itself pursuant to this subclause (b) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicing Administrator from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicing Administrator’s right thereto shall be prior to the rights of the Purchaser with respect to such Mortgage Loan, except that, where the Seller is required to repurchase a Mortgage Loan, pursuant to Subsection 7.03, the Servicing Administrator’s right to such reimbursement shall be subsequent to the payment to the Purchaser or its designee of the Repurchase Price pursuant to Subsection 7.03, and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

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(c)         to reimburse itself for any unpaid Servicing Fees and for unreimbursed Servicing Advances, the Servicing Administrator’s right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicing Administrator from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicing Administrator’s right thereto shall be prior to the rights of the Purchaser unless the Seller is required to repurchase a Mortgage Loan pursuant to Subsection 7.03, in which case the Servicing Administrator’s right to such reimbursement shall be subsequent to the payment to the Purchaser or its designee of the Repurchase Price pursuant to Subsection 7.03 and all other amounts required to be paid to the Purchaser or its designee with respect to such Mortgage Loan;

(d)         to reimburse itself for unreimbursed Servicing Advances and for unreimbursed P&I Advances, to the extent that such amounts are nonrecoverable (as certified by the Servicing Administrator to the Purchaser or its designee in an Officer’s Certificate) by the Servicing Administrator pursuant to subclause (b) or (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by the Seller pursuant to Subsection 7.03;

(e)         to reimburse itself for expenses incurred by and reimbursable to it pursuant to Subsection 12.01;

(f)          to withdraw amounts to make P&I Advances in accordance with Subsection 11.17;

(g)         to pay any LPMI Fee then due and payable;

(h)         to pay to itself any interest earned or any investment earnings on funds deposited in the Custodial Account, net of any losses on such investments;

(i)         to withdraw any amounts inadvertently deposited in the Custodial Account; and

(j)         to clear and terminate the Custodial Account upon the termination of this Agreement.

Notwithstanding the foregoing, it is understood that the Servicing Administrator’s right to reimbursement pursuant to (b), (c), and (d) above with respect to a final liquidation of a Mortgage Loan shall be subject to the Servicing Administrator providing documentation in the form of Exhibit 14 to the Purchaser within ninety (90) days of final liquidation of such Mortgage Loan and the Purchaser’s approval thereof. The Purchaser shall provide such approval or denial to the Servicing Administrator no later than thirty (30) days after receipt of such Exhibit 14 and all supporting documentation. Upon receipt by the Servicing Administrator of any approval or denial by the Purchaser, the Servicing Administrator shall be entitled to reimburse itself for the approved amounts.

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Upon request, the Servicing Administrator will provide the Purchaser or its designee with copies of invoices or other documentation relating to Servicing Advances and P&I Advances that have been reimbursed from the Custodial Account.

Subsection 11.06         Establishment of Escrow Account; Deposits in Escrow Account.

The Servicing Administrator shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the “Escrow Account”), titled “[Name of Subservicer], in trust for J.P. Morgan Mortgage Acquisition Corp., as Purchaser of Mortgage Loans and various Mortgagors.” The Escrow Account shall be an Eligible Account. The creation of the Escrow Account shall be evidenced by a certificate delivered by the Servicing Administrator (the “Escrow Account Certification”) in the form of Exhibit 8.

The Servicing Administrator shall deposit in the Escrow Account on a daily basis, and retain therein: (a) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property. The Servicing Administrator shall make withdrawals therefrom only in accordance with Subsection 11.07 hereof. As part of its servicing duties, the Servicing Administrator shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

Subsection 11.07         Withdrawals From Escrow Account.

Withdrawals from the Escrow Account shall be made by the Servicing Administrator only (a) to effect timely payments of ground rents, taxes, assessments, premiums for Primary Mortgage Insurance Policies, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, (b) to reimburse the Servicing Administrator for any Servicing Advance made by Servicing Administrator pursuant to Subsection 11.08 hereof with respect to a related Mortgage Loan, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by Applicable Law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), (h) to the extent permitted under the terms of the related Mortgage Note and Applicable Law, to pay late fees with respect to any Monthly Payment which is received after the applicable grace period, (i) to withdraw suspense payments that are deposited into the Escrow Account, (j) to withdraw any amounts inadvertently deposited in the Escrow Account or (k) to clear and terminate the Escrow Account upon the termination of this Agreement.

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Subsection 11.08         Payment of Taxes; Insurance and Other Charges; Collections Thereunder.

With respect to each Mortgage Loan, the Servicing Administrator shall maintain accurate records reflecting the status of ground rents, taxes, assessments and other charges which are or may become a lien upon the Mortgaged Property and the status of premiums for Primary Mortgage Insurance Policies and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicing Administrator in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Servicing Administrator shall determine that any such payments are made by the Mortgagor. The Servicing Administrator assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments, subject to its ability to recover such Servicing Advances pursuant to Subsections 11.05(c), 11.05(d) and 11.07(b).

Subsection 11.09         Transfer of Accounts.

The Servicing Administrator may transfer the Custodial Account or the Escrow Account to a different Eligible Account. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser or its designee; such consent shall not be unreasonably withheld.

Subsection 11.10         Maintenance of Hazard Insurance.

The Servicing Administrator shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located by a Qualified Insurer in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area (and such flood insurance has been made available) the Servicing Administrator will cause to be maintained a flood insurance policy meeting the requirements of the National Flood Insurance Program, in an amount representing coverage not less than the lesser of (A) the minimum amount required under the terms of the coverage to compensate for any damage or loss to the Mortgaged Property on a replacement-cost basis (or the outstanding principal balance of the Mortgage Loan if replacement-cost basis is not available) or (B) the maximum amount of insurance available under the National Flood Insurance Program. The Servicing Administrator shall also maintain on REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Program, flood insurance in an amount required above. Any amounts collected by the Servicing Administrator under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the property subject to the related Mortgage or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor in accordance with Customary Servicing Procedures) shall be deposited in the Custodial Account, subject to withdrawal pursuant to Subsection 11.05. It is understood and agreed that no earthquake or other additional insurance need be required by the Servicing Administrator of any Mortgagor or maintained on REO Property other than pursuant to such Applicable Laws and regulations as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to Servicing Administrator, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to the Servicing Administrator. The Servicing Administrator shall not interfere with the Mortgagor’s freedom of choice in selecting either its insurance carrier or agent; provided, however, that the Servicing Administrator shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the state wherein the property subject to the policy is located.

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The hazard insurance policies for each Mortgage Loan secured by a unit in a condominium development or planned unit development shall be maintained with respect to such Mortgage Loan and the related development in a manner which is consistent with Fannie Mae or Freddie Mac requirements.

Subsection 11.11         [Reserved].

Subsection 11.12         Fidelity Bond; Errors and Omissions Insurance.

The Servicing Administrator shall maintain with a Qualified Insurer, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. These policies must insure the Servicing Administrator against losses resulting from fraud, theft, errors, omissions, negligence, dishonest or fraudulent acts committed by the Servicing Administrator’s personnel, any employees of outside firms that provide data processing services for the Servicing Administrator, and temporary contract employees or student interns. The Fidelity Bond shall also protect and insure the Servicing Administrator against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Subsection 11.12 requiring such Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicing Administrator from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Servicing Guide or by Freddie Mac in the Freddie Mac Sellers’ & Servicers’ Guide, as amended or restated from time to time, or in an amount as may be permitted to the Servicing Administrator by express waiver of Fannie Mae or Freddie Mac. Upon request of the Purchaser or its designee, the Servicing Administrator shall cause to be delivered to the Purchaser a certified true copy of such Fidelity Bond or a certificate evidencing the same with a statement that the Servicing Administrator shall endeavor to provide written notice to the Purchaser or its designee thirty (30) days prior to modification or any material change.

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Subsection 11.13         Title, Management and Disposition of REO Property.

(a)         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its nominee.

(b)         The Purchaser or its designee, by giving notice to the Servicing Administrator, may elect to manage and dispose of all REO Property acquired pursuant to this Agreement by itself. If the Purchaser or its designee so elects, the Purchaser or its designee shall assume control of REO Property at the time of its acquisition and the Servicing Administrator shall forward the related Mortgage File to the Purchaser or its designee as soon as is practicable. Promptly upon assumption of control of any REO Property, the Purchaser or its designee shall reimburse any related Servicing Advances or other expenses incurred by the Servicing Administrator with respect to that REO Property.

(c)         If the Purchaser or its designee has not informed the Servicing Administrator that it will manage REO Property, the provisions of this Subsection 11.13(c) shall apply. The Servicing Administrator shall cause to be deposited on a daily basis in the Custodial Account all revenues received with respect to the conservation of the related REO Property. The Servicing Administrator shall make distributions as required on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

(d)         The Servicing Administrator shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within two (2) years after title has been taken to such REO Property, unless (i)  a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Servicing Administrator determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. Servicing Administrator shall obtain the written consent of the Purchaser or its designee prior to disposing of any REO Property. If a period longer than two (2) years is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Servicing Administrator shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Servicing Administrator as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Servicing Administrator and Purchaser shall be entered into with respect to such purchase money mortgage.

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(e)         The Servicing Administrator shall either itself or through an agent selected by the Servicing Administrator, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Any disbursement in excess of $5,000 shall be made only with the written approval of the Purchaser or its designee.

Subsection 11.14         Servicing Compensation.

As compensation for its services hereunder, the Servicing Administrator shall be entitled to retain the Servicing Fee from interest payments actually collected on the Mortgage Loans. Additional servicing compensation in the form of assumption fees, late payment charges, and other ancillary income shall be retained by the Servicing Administrator to the extent not required to be deposited in the Custodial Account. The Servicing Administrator shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein. Prepayment Penalties shall be the property of the Purchaser and may not be retained by the Servicing Administrator as additional servicing compensation.

Subsection 11.15         Distributions.

By 12:00 p.m. on each Remittance Date, the Servicing Administrator shall remit by wire transfer of immediately available funds to the account designated in writing by the Purchaser of record or its designee on the preceding Record Date (a) all amounts credited to the Custodial Account at the close of business on the related Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Subsection 11.05(b) through (i), plus (b) all amounts, if any, which the Servicing Administrator is obligated to advance pursuant to Subsection 11.17, plus (c) any Compensating Interest, minus (d) any amounts attributable to Principal Prepayments received during the month of such Remittance Date, minus (e) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the related Due Date. It is understood that, by operation of Subsection 11.04, the remittance on the first Remittance Date is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, at the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to such Cut-off Date, with the adjustments specified in clauses (b), (c), (d) and (e) above.

With respect to any remittance received by the Purchaser or its designee after the Business Day on which such payment was due, the Servicing Administrator shall pay to the Purchaser interest on any such late payment at an annual rate equal to the rate of interest published as the average rate in The Wall Street Journal, as its prime lending rate, adjusted as of the date of each change, plus three percent (3%), but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicing Administrator to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day immediately preceding the Business Day on which such payment is made, both inclusive. The payment by the Servicing Administrator of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicing Administrator.

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Subsection 11.16         Statements to the Purchaser.

On or prior to the fifth (5th) Business Day of each month, Seller shall forward to the Purchaser and/or any of its designees in electronic form, the reports set forth on Exhibits 13, 14 and 15 (including, without limitation, any such other information as may be reasonably required to be delivered due to revisions in applicable rules and regulations, including, but not limited to, guidance from the American Securitization Forum) with respect to the preceding Due Period and calendar month.

In addition, within a reasonable period of time after the end of each calendar year, the Servicing Administrator will furnish a report to each Person that was a Purchaser at any time during such calendar year. Such report shall state the aggregate of amounts distributed to the Purchaser for such calendar year. Such obligation of the Servicing Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Servicing Administrator pursuant to any requirements of the Code.

The Servicing Administrator shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority, the Mortgagor or to the Purchaser or its designee pursuant to any Applicable Law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicing Administrator shall provide the Purchaser or its designee with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare federal income tax returns as the Purchaser may reasonably request from time to time.

Subsection 11.17         Advances by the Servicing Administrator.

On the Business Day immediately preceding each Remittance Date, the Servicing Administrator shall either (a) deposit in the Custodial Account from its own funds an amount equal to the aggregate amount of all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date (each such advance, a “P&I Advance”), (b) cause to be made an appropriate entry in the records of the Custodial Account that amounts held for future distribution have been, as permitted by this Subsection 11.17, used by the Servicing Administrator in discharge of any such P&I Advance or (c) make P&I Advances in the form of any combination of (a) or (b) aggregating the total amount of advances to be made. Any amounts held for future distribution and so used shall be replaced by the Servicing Administrator by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Servicing Administrator’s obligation to make P&I Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of a Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all other payments or recoveries (including proceeds under any title, hazard or other insurance policy, or condemnation awards and REO Disposition Proceeds) with respect to a Mortgage Loan or until there has been a determination that such P&I Advance would be nonrecoverable. The determination by the Servicing Administrator that a P&I Advance, if made, would be nonrecoverable, shall be evidenced by an Officer’s Certificate of the Servicing Administrator, delivered to the Purchaser or its designee, which details the reasons for such determination including all supporting information for such determination, which may include an appraisal of the Mortgaged Property; and provided however, that if the Purchaser or its designee does not agree with such nonrecoverable determination, the Servicing Administrator shall continue to advance such P&I Advances until Purchaser otherwise agrees.

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Subsection 11.18         Assumption Agreements.

The Servicing Administrator will use its best efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note; provided that, subject to the Purchaser’s or its designee’s prior approval, the Servicing Administrator shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicing Administrator will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, the Servicing Administrator will not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. In connection with any such assumption, the outstanding principal amount, the Monthly Payment, the Mortgage Interest Rate, the Lifetime Rate Cap, the Gross Margin, the Initial Rate Cap or the Periodic Rate Cap of the related Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased. If an assumption is allowed pursuant to this Subsection 11.18, the Servicing Administrator with the prior consent of the issuer of the Primary Mortgage Insurance Policy, if any, is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.

Subsection 11.19         Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Servicing Administrator of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicing Administrator will obtain the portion of the Mortgage File that is in the possession of the Purchaser or its designee, prepare and process any required satisfaction or release of the Mortgage and notify the Purchaser or its designee in accordance with the provisions of this Agreement. The Purchaser agrees to deliver to the Servicing Administrator the original Mortgage Note for any Mortgage Loan not later than five (5) Business Days following its receipt of a notice from the Servicing Administrator that such a payment in full has been received or that a notification has been received that such a payment in full shall be made. Such Mortgage Note shall be held by the Servicing Administrator, in trust, for the purpose of canceling such Mortgage Note and delivering the canceled Mortgage Note to the Mortgagor in a timely manner as and to the extent provided under any applicable federal or state law.

In the event the Servicing Administrator grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicing Administrator otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Servicing Administrator shall remit to the Purchaser or its designee the Scheduled Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Fidelity Bond shall insure the Servicing Administrator against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

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Subsection 11.20	Servicing Administrator Shall Provide Access and Information as Reasonably Required.

The Servicing Administrator shall provide, and shall cause any Subservicer or subcontractor to provide, to the Purchaser or its designee, or Purchaser’s auditors (internal and external), any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser or its affiliates, accountants, attorneys, agents, or designees the right to examine and audit, which audits may include technical, financial or operational audits, at the Purchaser’s expense, upon no less than fifteen (15) Business Days prior notice to the Servicing Administrator, during normal business hours, the Servicing Administrator and any and all of the books, records, documentation or other information, including facilities (and any back-up facilities and disaster recovery sites), computer systems and procedures, of the Servicing Administrator, or held by another for the Servicing Administrator or on its behalf or otherwise, which relate to the performance or observance by the Servicing Administrator of the terms, covenants or conditions of this Agreement or the Servicing Administrator. Further, Purchaser’s auditors (internal and/or external) or any third-party oversight group or the vendor management group that is part of Purchaser’s parent company or other Purchaser designees may conduct on-site security reviews, vulnerability testing and disaster recovery testing on Servicing Administrator’s systems containing non-public personal information solely on the Mortgage Loans or REO Properties and otherwise audit Servicing Administrator’s operations for compliance with JPMorgan’s Information Security Policies at the cost of the Purchaser and upon no less than fifteen (15) Business Days prior notice; provided however, this provision shall only apply while Mortgage Loans and/or REO Properties are owned by the Initial Purchaser or an affiliate thereof. Servicing Administrator shall cooperate with such audits and provide assistance as reasonably requested. If any party conducting such a review discovers a material breach or a remediation issue, the Servicing Administrator shall promptly correct such identified material breach or resolve any issues to the Purchaser’s reasonable satisfaction.

In addition, the Servicing Administrator shall furnish, and shall cause any Subservicer to furnish, upon request by the Purchaser or its designee, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and applicable regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions the Purchaser or its designee may require. The Servicing Administrator agrees, and shall cause any Subservicer to agree, to execute and deliver all such instruments and take all such action as the Purchaser or its designee from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

The Servicing Administrator will establish and maintain or cause each of its Subservicers to establish and maintain a system of: (i) records of operational information relating to the collection of Mortgage Loans, the payment of Servicing Advances and P&I Advances, the conduct of default management services and the administration, servicing, repair, maintenance, rental, sale, or other disposition of Mortgage Loans and Mortgaged Property and REO Property and (ii) books and accounts, which shall be maintained in accordance with customary business practices, of financial information relating to the Mortgage Loans and the Mortgaged Properties and the REO Properties.

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Subsection 11.21         Inspections.

The Servicing Administrator shall inspect the Mortgaged Property as often as deemed commercially reasonably necessary by the Servicing Administrator to assure itself that the value of the Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than seventy-five (75) days delinquent, the Servicing Administrator shall promptly inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Customary Servicing Procedures or as may be required by the primary mortgage guaranty insurer. The Servicing Administrator shall keep a written report of each such inspection.

Subsection 11.22         Restoration of Mortgaged Property.

The Servicing Administrator need not obtain the approval of the Purchaser or its designee prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Customary Servicing Procedures. At a minimum, the Servicing Administrator shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(a)         the Servicing Administrator shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(b)         the Servicing Administrator shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(c)         the Servicing Administrator shall verify that the Mortgage Loan is not in default; and

(d)         pending repairs or restoration, the Servicing Administrator shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Purchaser is named as an additional loss payee, the Servicing Administrator is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Subsection 11.23         Appointment of Master Servicer.

The Purchaser shall have the right, at any time, to appoint a master servicer (the “Master Servicer”) in its sole discretion. Servicing Administrator hereby agrees to remit to, take direction from, and cooperate with, the Master Servicer, in accordance with the terms of this Agreement. Purchaser shall notify Servicing Administrator of any appointment of a Master Servicer.

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Subsection 11.24         [Reserved].

Subsection 11.25         Credit Reporting.

The Servicing Administrator shall cause to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. The Servicing Administrator shall order Credit Scores quarterly and shall provide such Credit Scores to the Purchaser or its designee on a quarterly basis. Such credit scores shall be included in the monthly report provided to the Purchaser or its designee delivered in the month such Credit Score is ordered.

Subsection 11.26         Deregistration of MERS Designated Mortgage Loans.

The Servicing Administrator hereby agrees that it shall remove or cause the removal of all Mortgage Loans that are MERS Designated Mortgage Loans from registration on the MERS System in accordance with the rules and regulations of MERS within 90 days after a request therefor from the Purchaser. Upon such deregistration, the Servicing Administrator shall deliver to the Custodian an Assignment of Mortgage in form and substance acceptable to the Custodian for recording in blank and, upon the reasonable request of the Custodian, such further instruments as are necessary or proper to effect such removal from registration.

SECTION 12.         The Servicing Administrator.

Subsection 12.01         Indemnification; Third Party Claims.

(a)         The Servicing Administrator agrees to indemnify and hold harmless the Purchaser, the Master Servicer and any successor servicer and their respective officers, directors, agents and affiliates from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees (including, without limitation, legal fees incurred in connection with the enforcement of the Seller’s indemnification obligation under this Subsection 12.01) and related costs, judgments, and any other costs, fees and expenses that any such persons may sustain in any way related to the failure of the Servicing Administrator to service the Mortgage Loans in compliance with the terms of this Agreement or otherwise comply with its obligations and covenants under this Agreement.

(b)         The Servicing Administrator shall promptly notify the Purchaser and the Master Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and the Servicing Administrator shall assume (with the written consent of the Purchaser or the Master Servicer) the defense of any such claim and pay all expenses in connection therewith, including counsel fees. If the Servicing Administrator has assumed the defense of the Purchaser, the Servicing Administrator shall provide the Purchaser or the Master Servicer with a written report of all expenses and advances incurred by the Servicing Administrator pursuant to this Subsection 12.01 and the Servicing Administrator shall be entitled to reimbursement for all amounts advanced by it pursuant to the preceding sentence except when the claim in any way relates to the failure of the Servicing Administrator to service the Mortgage Loans in accordance with the terms of this Agreement or otherwise materially comply with its obligations and covenants under this Agreement.

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Subsection 12.02         Merger or Consolidation of the Servicing Administrator.

The Servicing Administrator will keep in full effect its existence, rights and franchises as a corporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicing Administrator may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicing Administrator shall be a party, or any Person succeeding to substantially all of the business of the Servicing Administrator (whether or not related to loan servicing), shall be the successor of the Servicing Administrator hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Subsection 12.03         Limitation on Liability of the Servicing Administrator and Others.

The duties and obligations of the Servicing Administrator shall be determined solely by the express provisions of this Agreement, the Servicing Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Servicing Administrator. Neither the Servicing Administrator nor any of the directors, officers, employees or agents of the Servicing Administrator shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in accordance with Customary Servicing Procedures and otherwise in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicing Administrator against any liability resulting from any breach of any representation or warranty made herein, or from any liability specifically imposed on the Servicing Administrator herein; and, provided further, that this provision shall not protect the Servicing Administrator against any liability that would otherwise be imposed by reason of the willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of the obligations or duties hereunder. The Servicing Administrator and any director, officer, employee or agent of the Servicing Administrator may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. Subject to the terms of Subsection 12.01, the Servicing Administrator shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to the Servicing Administrator’s duty to service the Mortgage Loans in accordance with this Agreement.

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Subsection 12.04         Acquisition and Resignation.

With respect to the servicing of the Mortgage Loans, neither the Seller nor the Servicing Administrator shall assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicing Administrator or the Seller, as the case may be, and the Purchaser or upon the determination that the Servicing Administrator’s duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by the Servicing Administrator. Any such determination permitting the unilateral resignation of the Servicing Administrator shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser or its designee, which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation or assignment shall become effective until a successor has assumed the Servicing Administrator’s responsibilities and obligations hereunder in accordance with Subsection 14.02.

SECTION 13.         Default.

Subsection 13.01         Events of Default.

In case one or more of the following Events of Default by the Servicing Administrator shall occur and be continuing:

(a)         any failure by the Servicing Administrator to remit or cause to be remitted to the Purchaser, its designee, or any Master Servicer, any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicing Administrator by the Purchaser, its designee or any Master Servicer;

(b)         failure by the Seller or the Servicing Administrator to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Servicing Administrator as set forth in this Agreement (other than those set forth in clause (h) below) which failure continues unremedied for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller or the Servicing Administrator by the Purchaser, its designee or any Master Servicer;

(c)         a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller or the Servicing Administrator and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

(d)         the Seller or the Servicing Administrator shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicing Administrator or relating to all or substantially all of the Servicing Administrator’s property;

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(e)         the Seller or Servicing Administrator shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(f)         any Subservicer shall cease to be qualified to do business under the laws of any state in which a Mortgaged Property is located, but only to the extent such qualification is necessary to ensure the enforceability of each Mortgage Loan and to perform the Subservicer’s servicing obligations under the related Subservicing Agreement;

(g)         the Servicing Administrator or any Subservicer shall fail to meet the servicer eligibility qualifications of Fannie Mae and the Servicing Administrator or any Subservicer shall fail to meet the servicer eligibility qualifications of Freddie Mac;

(h)         the Seller or the Servicing Administrator fails to duly perform or to deliver, within the required time periods, its obligations under Section 33 of this Agreement, which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller or the Servicing Administrator by any party to this Agreement or by any Master Servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans;

(i)          any reduction or withdrawal of the ratings of any Subservicer as a servicer of mortgage loans by one or more of the Rating Agencies that maintains a servicer rating system to “below average” or below; or

(j)         the Servicing Administrator attempts to assign this Agreement except in compliance with the terms of this Agreement then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser or its designee, by notice in writing to the Seller or the Servicing Administrator, may, in addition to whatever rights the Purchaser or its designee may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of the Servicing Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof. Upon receipt by the Servicing Administrator of such written notice from the Purchaser or its designee stating that they intend to terminate the Servicing Administrator as a result of such Event of Default, all authority and power of the Servicing Administrator under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Subsection 14.02. Upon written request from the Purchaser or its designee, the Servicing Administrator shall cause the preparation, execution and delivery to a successor any and all documents and other instruments, cause to be placed in such successor’s possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, cause the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicing Administrator’s sole expense. The Servicing Administrator agrees to cooperate with the Purchaser or its designee and such successor in effecting the termination of the Servicing Administrator’s responsibilities and rights hereunder, including, without limitation, causing the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Servicing Administrator to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

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Subsection 13.02         Waiver of Default.

The Purchaser or its designee may waive any default by the Servicing Administrator in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

SECTION 14.         Termination.

Subsection 14.01         Termination.

The respective obligations and responsibilities of the Servicing Administrator, as servicer, shall terminate upon (a) the distribution to the Purchaser or its designee of the final payment or liquidation with respect to the last Mortgage Loan (or advances of the same by the Servicing Administrator) or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder.

The Purchaser or its designee may terminate, at its sole option, any rights the Servicing Administrator may have hereunder, without cause by providing sixty (60) days’ notice to the Servicing Administrator and the payment to the Servicing Administrator of the Termination Without Cause Fee and all amounts due to the Servicing Administrator and remaining unpaid as of the effective date of termination, including, but not limited to, Servicing Advances and Servicing Fees. Any such notice of termination shall be in writing and delivered to the Servicing Administrator by registered mail as provided in Section 15 with an email copy to the Servicing Administrator. Upon receipt by the Servicing Administrator of such written notice from the Purchaser or its designee stating that they intend to terminate the Servicing Administrator pursuant to this paragraph and the receipt by the Servicing Administrator of the Termination Without Cause Fee, all authority and power of the Servicing Administrator under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Subsection 14.02.

Notwithstanding and in addition to the foregoing, in the event that (i) a Mortgage Loan becomes delinquent for a period of ninety (90) days or more (a “Delinquent Mortgage Loan”) or (ii) a Mortgage Loan becomes an REO Property, the Purchaser may at its election terminate this Agreement with respect to such Delinquent Mortgage Loan or REO Property without payment of a termination fee therefor upon 15 days’ written notice to the Servicing Administrator.

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Upon written request from the Purchaser or its designee, the Servicing Administrator shall cause the preparation, execution and delivery to a successor any and all documents and other instruments, cause to place in such successor’s possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, cause the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicing Administrator’s sole expense, unless such request is in connection with a termination of the Servicing Administrator without cause as described in the second preceding paragraph, in which case such expense shall be borne by the Purchaser. The Servicing Administrator agrees to cooperate with the Purchaser or its designee and such successor in effecting the termination of the Servicing Administrator’s responsibilities and rights hereunder, including, without limitation, causing the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Servicing Administrator to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Termination of this Agreement shall not affect any of the Seller’s or the Servicing Administrator’s obligations regarding servicing transfer, repurchase, indemnification or otherwise, all of which shall survive such termination and remain in full force and effect.

Subsection 14.02         Successors to the Servicing Administrator.

(a)           With respect to the Mortgage Loans:

(I)         Prior to the termination of the Servicing Administrator’s responsibilities and duties under this Agreement pursuant to Subsections 12.04, 13.01 or 14.01, the Purchaser or the Master Servicer shall, (a) succeed to and assume all of the Servicing Administrator’s responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicing Administrator under this Agreement upon such termination. In connection with such appointment and assumption, the Purchaser or the Master Servicing Administrator may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Servicing Administrator’s duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to the aforementioned Subsections, the Servicing Administrator shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof in accordance with the terms of this Agreement, and shall not knowingly or intentionally take any action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicing Administrator pursuant to the aforementioned Subsections shall not become effective until a successor shall be appointed pursuant to this Subsection and shall in no event relieve the Seller of the representations and warranties made pursuant to Subsections 7.01 and 7.02 and the remedies available to the Purchaser or the Master Servicer under Subsection 7.03, it being understood and agreed that the provisions of such Subsections 7.01 and 7.02 shall be applicable to the Seller notwithstanding any such resignation or termination of the Servicing Administrator, or the termination of this Agreement.

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(II)         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicing Administrator, the Purchaser and the Master Servicer an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicing Administrator, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicing Administrator or this Agreement pursuant to Subsections 12.04, 13.01 or 14.01 shall not affect any claims that the Purchaser or the Master Servicer may have against the Servicing Administrator arising prior to any such termination or resignation.

(III)         The Servicing Administrator shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Servicing Administrator shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicing Administrator. The successor servicer shall not be responsible for any costs associated with the transfer by the Servicing Administrator of the Mortgage Files or related documents or statements to such successor.

(IV)         Upon a successor’s acceptance of appointment as such, the Servicing Administrator shall notify by mail the Purchaser and the Master Servicing Administrator of such appointment.

(V) Notwithstanding the resignation or the removal of the Servicing Administrator pursuant to Subsections 12.04, 13.01 or 14.01, the Servicing Administrator shall be entitled to all amounts rightfully owing to the Servicing Administrator and remaining unpaid as of the effective date of termination, including, but not limited to, Servicing Advances and Servicing Fees.

SECTION 15.         Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or by electronic means including email, when received by the other party at the address as follows:

(a)         if to the Purchaser:

J.P. Morgan Mortgage Acquisition Corp.

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Whole Loan Transaction Management

with an email copy to:

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JPMMAC-Notices@jpmorgan.com

(b)         if to the Seller:

Five Oaks Acquisition Corp.

540 Madison Avenue, 19th Floor

New York, NY 10022

Attention: Loan Operations

Telephone: (212) 257-5070

Email: LoanOPS@oakcirclecapital.com

(c)         if to the Servicing Administrator:

Five Oaks Acquisition Corp.

540 Madison Avenue, 19th Floor

New York, NY 10022

Attention: Loan Operations

Telephone: (212) 257-5070

Email: LoanOPS@oakcirclecapital.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt); provided that any demands, notices and communication hereunder sent by electronic transmission shall only be deemed delivered in the event that the sender does not receive an “undeliverable” or other notice of transmission failure.

SECTION 16.        Cooperation of Seller with Subsequent Transaction.

The Seller and the Purchaser agree that on the Reconstitution Date the Purchaser shall effect the Subsequent Transaction.

With respect to such Subsequent Transaction, the Seller agrees to deliver to the related Master Servicer or trustee on or prior to the date which is five (5) Business Days prior to the Reconstitution Date, a Mortgage Loan Schedule. The Seller agrees to execute (i) in connection with such Subsequent Transaction an Assignment, Assumption and Recognition Agreement substantially in the form attached hereto as Exhibit 9A with any additional changes reasonably requested by all necessary parties (the “Reconstitution Agreement”).

In connection with the Subsequent Transaction, the Seller agrees to (1) enter into and deliver certain additional documents, instruments or agreements, including, but not limited to, an enforceability opinion (in a form consistent with industry standards), as may be necessary to effect the Subsequent Transaction, (2) cooperate with parties to the Subsequent Transaction to provide information, certifications or other related documents in order to facilitate the preparation of the related offering document and consummate the transactions contemplated thereby, (3) the appointment of an “independent reviewer” that will have access to the Mortgage Files to determine if a breach of a representation or warranty of a Mortgage Loan exists and submit to arbitration (which arbitration shall be conducted in substantial compliance with the provisions set forth in Exhibit 9A) to resolve any dispute arising out of or relating in any way to the Seller’s failure to repurchase a Mortgage Loan following either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans or the interest of the Purchaser or the issuing entity of the Subsequent Transaction.

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In the case of mandatory arbitration described in part (3) of the immediately preceding paragraph, if it is determined that the Seller has an obligation to repurchase the Mortgage Loan subject to the arbitration, the Seller shall pay the reasonable legal fees incurred by J.P. Morgan Mortgage Trust 2014-OAK4 in such arbitration, and if it is determined that the Seller has no obligation to repurchase the Mortgage Loan subject to the arbitration, J.P. Morgan Mortgage Trust 2014-OAK4 shall pay the reasonable legal fees incurred by the Seller in such arbitration.

With respect to the Subsequent Transaction, the Seller agrees (1) to cooperate with the Purchaser and the Master Servicer and any prospective purchaser and any Rating Agency with respect to all reasonable requests and due diligence procedures, which may include any required originator review and/or servicer review by a Rating Agency (which may involve an on-site visit by a Rating Agency or its designee and/or furnishing written responses and requested information to a Rating Agency questionnaire) and diligence on the related Mortgagors under the Mortgage Loans being transferred, including, but not limited to, third-party fraud review, phone verification of employment through employer; (2)  restate and make the representation and warranties as set forth in the related Assignment, Assumption and Recognition Agreement substantially in the form attached hereto as Exhibit 9A; and (3) to deliver to Purchaser and any Rating Agency within seven (7) Business Days after request therefor, information, in form and substance satisfactory to the entity making such request, about the Mortgage Loans, the Underwriting Guidelines and servicing procedures, about each originator and servicer, respectively, of the Mortgage Loans or any other information reasonably requested by the entity making such request. The Seller shall use its reasonable efforts to provide to such Master Servicer or issuer, as the case may be, and any other participants or purchasers in such Subsequent Transaction: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser, the Master Servicer or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller and/or the Servicing Administrator as are reasonably believed necessary by the Purchaser, the Master Servicer or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser, the Master Servicer or any such participant. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser or the Master Servicer to effect such Reconstitution Agreement.

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The Seller and Servicing Administrator shall indemnify the Master Servicer, the Purchaser, each affiliate of the Purchaser and each underwriter as placement agent participating in the Subsequent Transaction and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by the Seller or the Servicing Administrator (or on behalf of the Seller or Servicing Administrator as directed by the Seller or Servicing Administrator, as applicable) regarding the Seller, the Servicing Administrator, the Mortgage Loans, the Servicing Administrator’s servicing practices or the performance of the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with the Subsequent Transaction. For purposes of the previous sentence, “Purchaser” shall mean the Person then acting as a Purchaser under this Agreement and any and all Persons who previously were “Purchasers” under this Agreement.

SECTION 17.   Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

SECTION 18.   No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicing Administrator shall be rendered as an independent contractor and not as agent for the Purchaser or the Master Servicer.

SECTION 19.   Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 20.   Governing Law.

Except to the extent preempted by Federal Law, the agreement shall be construed in accordance with the laws of the state of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the state of New York, without regard to the conflicts of laws provisions of New York or any other jurisdiction. In the event of a dispute or litigation under this Agreement, the prevailing party shall be entitled to receive all expenses incurred therewith, including reasonable attorneys’ fees and costs.

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SECTION 21.   Intention of the Parties.

It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

It is not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Seller or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (a) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (b) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Seller to the Purchaser of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

SECTION 22.   Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 23.   Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 24.    General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)       the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)       accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)       references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

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(d)       reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)       the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)       the term “include” or “including” shall mean without limitation by reason of enumeration.

SECTION 25.   Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party hereto in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 26.   Amendment.

This Agreement may be amended from time to time by the Purchaser, the Seller and the Servicing Administrator by written agreement signed by the parties hereto.

SECTION 27.   Confidentiality and Disaster Recovery Plan.

Each of the Purchaser, the Seller and the Servicing Administrator shall employ proper procedures and standards designed to maintain the confidential nature of the terms of this Agreement, except to the extent (a) the disclosure of which is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) disclosed to any one or more of such party’s employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such Person’s duties for such party, to the extent such party has procedures in effect to inform such Person of the confidential nature thereof; (c) that is disclosed in a prospectus, prospectus supplement or private placement memorandum relating to a securitization of the Mortgage Loans by the Purchaser (or an affiliate assignee thereof) or to any Rating Agency or other Person in connection with the resale or proposed resale of all or a portion of the Mortgage Loans by such party in accordance with the terms of this Agreement; and (d) that is reasonably believed by such party to be necessary for the enforcement of such party’s rights under this Agreement.

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The Seller and the Servicing Administrator shall (i) comply with any Applicable Law regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) not use Consumer Information in any manner inconsistent with any Applicable Law regarding the privacy and security of Consumer Information, (iii) not disclose Consumer Information to third parties except at the specific direction of the Purchaser, (iv) maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by Applicable Law, and (v) immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser. The Seller and Servicing Administrator shall comply with the Information Security Requirements Exhibit provided by the Initial Purchaser or other similar JPMorgan policies; provided however, this provision shall only apply while Mortgage Loans and/or REO Properties are owned by the Initial Purchaser or an affiliate thereof. In addition, the Servicing Administrator represents to the Purchaser that it has in place a response program to respond to any incident of unauthorized access to Customer Information (as defined in the Guidelines). At all times during the term of this Agreement, the Servicing Administrator shall maintain administrative, technical and physical safeguards, including proper information disposal procedures, to ensure the security, confidentiality and integrity of Customer Information, and to protect such information against any threats or hazards, including, without limitation, unauthorized access or use. The Servicing Administrator shall require any of its vendors or others, including subservicers or subcontractors, who perform duties related to this Agreement to meet the requirements set forth herein regarding Customer Information. The Purchaser or its designee or any entity or agency having authority over Purchaser or an affiliate may audit the Servicing Administrator or any vendor who is performing servicing duties related to this Agreement to ensure compliance with this provision, or have the Servicing Administrator provide any requested information regarding its compliance with this provision. The Servicing Administrator agrees to institute any security measures or safeguards as are reasonably required by the Purchaser to protect Customer Information. Such audit shall be during normal business hours or at such other times as may be reasonable under applicable circumstances, upon no less than fifteen (15) Business Days advance notice.

Servicing Administrator will maintain a disaster recovery plan (“DRP”) to provide the servicing set forth in this Agreement, along with any Subservicer’s capacity to execute the DRP. The DRP will, at a minimum, conform to the standards set by Federal Financial Institutions Examination Council (if applicable) or be acceptable to the Purchaser. Upon request, Servicing Administrator shall provide such then-current version of the DRP. In addition, Servicing Administrator shall perform disaster recovery tests at least annually. Servicing Administrator shall provide the Purchaser with a written description of all DRP tests in sufficient detail to allow Purchaser to assess the success of each test. Upon the occurrence of any disaster requiring use of the DRP, Servicing Administrator will promptly: (i) notify the Purchaser of the disaster; and (ii) provide the servicing set forth herein in a manner that is at least equal to Servicing Administrator’s other customers.

SECTION 28.   Entire Agreement.

This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

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SECTION 29.   Further Agreements.

Each of Seller and Servicing Administrator shall, upon reasonable request of Purchaser, promptly execute and deliver to Purchaser all of such other and further documents and instructions of transfer, conveyance and assignment, and shall take such other action Purchaser may reasonably require to more effectively transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement. Further, each of Seller and Servicing Administrator shall, upon reasonable request of Purchaser, provide information and documentation relevant to Seller or Servicing Administrator, as applicable, and their respective purchase, sale and servicing practices and procedures. Each of Seller, Servicing Administrator, and Purchaser agrees to execute and deliver to the other any other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

SECTION 30.   Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Purchaser, the Seller, and the Servicing Administrator, and the respective successors and assigns of the Purchaser, the Seller, and the Servicing Administrator. The Purchaser may assign this Agreement to J.P. Morgan Mortgage Trust 2014-OAK4. Upon such assignment, J.P. Morgan Mortgage Trust 2014-OAK4 shall succeed to all rights and obligations of the Purchaser under this Agreement to the extent of the Mortgage Loans, and this Agreement shall be deemed to be a separate and distinct Agreement among the Seller, the Servicing Administrator and J.P. Morgan Mortgage Trust 2014-OAK4.

SECTION 31.   Non-Solicitation.

From and after the Closing Date, each of the Seller, the Servicing Administrator and any of their respective affiliates hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on its behalf, to personally, by telephone or mail, solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of Purchaser or its designee. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to Purchaser pursuant hereto on the Closing Date and none of the Seller, the Servicing Administrator or any of their respective affiliates shall take any action to undermine these rights and benefits.

Notwithstanding the foregoing, it is understood and agreed that the Seller, the Servicing Administrator or any of their respective affiliates:

(a)       may provide pay-off information and otherwise cooperate with individual Mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available; and

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(b)       may offer to refinance a Mortgage Loan made within 30 days following receipt by it of a pay-off request from the related Mortgagor.

Promotions undertaken by the Seller or the Servicing Administrator or by any affiliate of the Seller or the Servicing Administrator which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 31.

SECTION 32.   Third Party Beneficiary. For purposes of this Agreement, including but not limited to Section 33, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all rights and benefit accruing to any Master Servicer herein as if were a direct party to this Agreement.

SECTION 33.   Compliance With Regulation AB

Subsection 33.01           Intent of the Parties; Reasonableness.

The Purchaser and the Seller acknowledge and agree that the purpose of Section 33 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Subsequent Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, any Master Servicer or any Depositor to permit the Purchaser, any Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

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The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

Subsection 33.02       Additional Representations and Warranties of the Seller.

(a)       The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Seller has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Seller as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Seller’s policies or procedures with respect to the servicing function it will perform under this Agreement or the Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the Subsequent Transaction; (v) there are no aspects of the Seller’s financial condition that could have a material adverse effect on the performance by the Seller of its servicing obligations under this Agreement or the Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, any Subservicer or any Third-Party Originator with respect to the Subsequent Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)       If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Subsection or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Subsection 33.03       Information to Be Provided by the Seller.

The Seller shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c), (f) and (g) of this Subsection, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Subsection.

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(a)       If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1111, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)       the originator’s form of organization;

(B)       a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)       a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller, each Third-Party Originator and each Subservicer; and

(D)       a description of any affiliation or relationship between the Seller, each Third-Party Originator, each Subservicer and any of the following parties to the Subsequent Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Subsequent Transaction:

(1)       the sponsor;

(2)       the depositor;

(3)       the issuing entity;

(4)       any servicer;

(5)       any trustee;

(6)       any originator;

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(7)       any significant obligor;

(8)       any enhancement or support provider; and

(9)       any other material transaction party.

(b)       [Reserved].

(c)       If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding the Seller, as servicer of the Mortgage Loans, and each Subservicer (each of the Seller and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A)       the Servicer’s form of organization;

(B)       a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and the Reconstitution Agreement; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)       whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the Subsequent Transaction;

(2)       the extent of outsourcing the Servicer utilizes;

(3)       whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the Subsequent Transaction;

(4)       whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)       such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

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(C)       a description of any material changes during the three-year period immediately preceding the Subsequent Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and the Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans;

(D)       information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Seller of its servicing obligations under this Agreement or the Reconstitution Agreement;

(E)       information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the Subsequent Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)       a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)       a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)       information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d)       [Reserved].

(e)       [Reserved].

(f)       [Reserved].

(g)       [Reserved].

(h)       The Servicing Administrator shall provide to the Purchaser, any Depositor and any Master Servicer such additional information as the Master Servicer may reasonably request, including (i) evidence of the authorization of the person signing any certification or statement, (ii) copies or other evidence of Fidelity Bond Insurance and Error and Omissions Insurance Policies, financial information and reports, and such other information related to the Servicing Administrator or any Subservicer’s performance or its performance hereunder.

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Subsection 33.04       Annual Statement as to Compliance.

Servicing Administrator will deliver to the Purchaser or its designee on or before March 1st of each calendar year, commencing in (i) if the Agreement is dated on or prior to March 1 of a calendar year, the calendar year of the date of this Agreement or (ii) in all cases, the calendar year subsequent to the date of this Agreement, Servicing Administrator’s compliance statement required by Item 1123 of Regulation AB, which as of the date hereof requires a statement, signed by an authorized officer of the Servicing Administrator, to the effect that (i)  a review of Servicing Administrator’s servicing activities during the prior calendar year (or applicable portion thereof) and of its performance of the servicing obligations under this Agreement has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, Servicing Administrator has fulfilled all of its servicing obligations under this Agreement in all material respects throughout the period covered by the prior calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such servicing obligation in any material respect, a statement of such failure known to such officer and the nature and the status thereof.

Subsection 33.05       [Reserved].

Subsection 33.06       Use of Subservicers and Subcontractors.

The Seller shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Seller as servicer under this Agreement or the Reconstitution Agreement unless the Seller complies with the provisions of paragraph (a) of this Subsection. The Seller shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Seller as servicer under this Agreement or the Reconstitution Agreement unless the Seller complies with the provisions of paragraph (b) of this Subsection.

(a)       It shall not be necessary for the Seller to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Seller shall cause any Subservicer used by the Seller (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Subsections 33.02, 33.03(c), (e), (f) and (g), 33.04, 33.05, 33.06 and 33.07 of this Agreement to the same extent as if such Subservicer were the Seller, and to provide the information required with respect to such Subservicer under Subsection 33.03(d) of this Agreement. The Seller shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Subsections 33.04 and 33.06, any assessment of compliance and attestation required to be delivered by such Subservicer under Subsections 33.05 and 33.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Subsection 33.05 as and when required to be delivered.

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(b)       It shall not be necessary for the Seller to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Seller shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Seller or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Seller shall cause any such Subcontractor used by the Seller (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Subsection  33.07 of this Agreement to the same extent as if such Subcontractor were the Seller.

Subsection 33.07       Indemnification; Remedies.

(a)       The Servicing Administrator shall indemnify the Purchaser, the Master Servicer, each affiliate of the Purchaser, and each of the following parties participating in the Subsequent Transaction: the Depositor, each sponsor and issuing entity; each Person (including but not limited to any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Subsequent Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A)       any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Section 33 by or on behalf of the Servicing Administrator, or provided under Section 33 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Servicing Administrator Information”), or (B) the omission or alleged omission to state in the Servicing Administrator Information a material fact required to be stated in the Servicing Administrator Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicing Administrator Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicing Administrator Information or any portion thereof is presented together with or separately from such other information; or

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(ii)       [reserved];

(iii)       any breach by the Servicing Administrator of a representation or warranty set forth in Subsection 33.02(a) or in a writing furnished pursuant to Subsection 33.02(b) and made as of a date prior to the closing date of the Subsequent Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicing Administrator of a representation or warranty in a writing furnished pursuant to Subsection 33.02(b) to the extent made as of a date subsequent to such closing date; or

(iv)       the negligence, bad faith or willful misconduct of the Servicing Administrator in connection with its performance under Section 33.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicing Administrator agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicing Administrator on the other.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b)       (i)       Any failure by the Servicing Administrator, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 33, or any breach by the Servicing Administrator of a representation or warranty set forth in Subsection 33.02(a) or in a writing furnished pursuant to Subsection 33.02(b) and made as of a date prior to the closing date of the Subsequent Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 33.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicing Administrator under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, the Master Servicer or Depositor, as applicable, in its sole discretion, to terminate the rights and obligations of the Servicing Administrator as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicing Administrator (and if the Servicing Administrator is servicing any of the Mortgage Loans in the Subsequent Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Subsequent Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicing Administrator as servicer, such provision shall be given effect.

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(ii)       Any failure by the Servicing Administrator, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Subsections 33.04 and 33.05, including any failure by the Servicing Administrator to identify pursuant to Subsection 33.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default (notwithstanding any other provisions of this Agreement or the Reconstitution Agreement to the contrary) with respect to the Servicing Administrator under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Seller as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Seller (and if the Servicing Administrator is servicing any of the Mortgage Loans in the Subsequent Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Subsequent Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicing Administrator as servicer, such provision shall be given effect.

(iii)       The Servicing Administrator shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicing Administrator as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

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IN WITNESS WHEREOF, the Purchaser, the Seller and the Servicing Administrator have caused their names to be signed hereto by their respective officers thereunto duly authorized on the date first above written.

J.P. MORGAN MORTGAGE ACQUISITION CORP., as Purchaser

By:	/s/ Helaine Hebble
Name: Helaine Hebble
Title: Executive Director

FIVE OAKS ACQUISITION CORP., as Seller and as Servicing Administrator

By:	/s/ Darren Comisso
Name: Darren Comisso
Title: Executive Vice President

JPMMAC – Five Oaks MLPSA

EXHIBIT 1

FORM OF SELLER’S AND SERVICER’S OFFICER’S CERTIFICATE

Ex. 1-1

EXHIBIT 2

MORTGAGE LOAN DOCUMENTS

EXHIBIT 3

CONTENTS OF EACH MORTGAGE FILE

Ex. 3-2

EXHIBIT 4

MORTGAGE LOAN SCHEDULE FIELDS

Ex. 4-1

EXHIBIT 5

FORM OF PURCHASE ADVICE

EXHIBIT 6

FORM OF OPINION OF COUNSEL

Ex. 6-1

EXHIBIT 7

CUSTODIAL ACCOUNT CERTIFICATION

EXHIBIT 8

ESCROW ACCOUNT CERTIFICATION

Ex. 6-2

EXHIBIT 9A

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (SECURITIZATION)

Exhibit A

SELLER MORTGAGE LOANS REPRESENTATIONS AND WARRANTIES

Exhibit B

Monthly Reporting

EXHIBIT C

NOTICE OF NEW CREDITOR

ANNEX I

Seller Mortgage Loan Schedule

Ex. 9A-1

EXHIBIT 9B

RESERVED

Ex. 9B-1

EXHIBIT 10

RESERVED

EXHIBIT 11

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

Ex. 11-1

EXHIBIT 12

ANNUAL CERTIFICATION

Ex. 12-1

EXHIBIT 13

MONTHLY REPORTING

Ex. 13-1

EXHIBIT 14

CALCULATION OF GAIN/LOSS
ON DELINQUENT LOAN WORKSHEET

Ex. 14-1

EXHIBIT 15

Standard File Layout – Delinquency Reporting

Ex. 15-1

EXHIBIT 16

RESERVED

EXHIBIT 17

PHH RECONSTITUTION AGREEMENT

EXHIBIT 18

SHELLPOINT SUBSERVICING AGREEMENT